UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

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International Paper Company

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400 Atlantic Street

Stamford, Connecticut 06921

JOHN V. FARACI

Chairman and Chief Executive Officer

March 29, 2006

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the 2006 Annual Meeting of Shareholders of International Paper Company. The meeting will be held at 8:30 a.m. on Monday, May 8, 2006, at the Hyatt Regency Greenwich, Old Greenwich, Connecticut.

Attendance at the meeting will be limited to shareholders of record at the close of business on March 16, 2006, or their duly appointed proxy holders (not to exceed one proxy per shareholder). If you plan to attend the meeting, please review, “How can I attend the annual meeting?” on page 3, for information about our admittance procedures.

At the meeting, you will vote on a number of important matters described in the attached proxy statement.

Your vote is very important. Whether you plan to attend the meeting or not, I urge you to vote your shares. Most shareholders have a choice of voting by signing and returning your proxy card or by voting by telephone or Internet. Instructions on how to vote are included with your proxy card and these proxy materials.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Owners of Common Stock of

International Paper Company:

Date:	Monday, May 8, 2006

Time:	8:30 a.m.

Place:	Hyatt Regency Greenwich
1800 East Putnam Avenue
Old Greenwich, Connecticut 06870

Items of Business:	• Elect a total of six directors: three directors for a three year term; two directors for a two year term; and one director for a one year term;

• Ratify the selection of our independent registered public accounting firm for 2006;

• Vote on three shareholder proposals; and

• Consider any other business properly brought before the meeting.

Record Date:	March 16, 2006. Holders of International Paper Common Stock of record at the close of business on that date are entitled to vote at the meeting.

By order of the Board of Directors,

MAURA A. SMITH

Senior Vice President, General Counsel and

Corporate Secretary

March 29, 2006

i

PROXY STATEMENT

INTERNATIONAL PAPER COMPANY

400 Atlantic Street

Stamford, Connecticut 06921

(203) 541-8000

INFORMATION ABOUT OUR ANNUAL MEETING

This proxy statement, form of proxy and voting instructions are being mailed, starting March 29, 2006.

Who is soliciting my vote?

The Board of Directors of International Paper Company is soliciting your vote for our 2006 annual meeting.

What will I vote on?

You are being asked to vote on:

•	the election of six directors, of which three directors are nominated to serve for a three year term, two directors for a two year term, and one director for a one year term;

•	the ratification of the selection of our independent registered public accounting firm for 2006; and

•	three proposals submitted by shareholders.

What is the record date for the annual meeting?

The close of business on March 16, 2006, is the record date for determining those shareholders who are entitled to vote at the annual meeting and at any adjournment or postponement.

How many votes can be cast by all shareholders?

A total of 492,633,595 votes may be cast, consisting of one vote for each share of our common stock, par value $1.00 per share, which were outstanding on the record date.

There is no cumulative voting.

How many votes must be present to hold the annual meeting?

A majority of the votes that may be cast, or 246,316,798 votes, present in person or represented by proxy, is needed to hold the annual meeting. We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that enough votes will be present to hold the meeting.

How do I vote?

You may vote at the annual meeting by proxy or in person.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by mail using the enclosed proxy card, by telephone, on the Internet or by attending the meeting and voting in person as described below.

If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you.

Vote by Mail

If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope.

Vote by Telephone

You can vote by calling the toll-free number on your proxy card or voting instruction form.

Vote on the Internet

You can also choose to vote on the internet. The website and directions for internet voting are on your proxy card or voting instruction form.

Vote at the Annual Meeting

If you want to vote in person at the meeting and you hold your shares in street name, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring this proxy to the meeting.

How many votes will be required to elect directors, ratify the selection of the independent registered public accounting firm or adopt the shareholder proposals?

•	To elect directors to the Board, a plurality of the votes cast at the annual meeting. A plurality means that the six nominees receiving the largest number of votes cast will be elected.

•	To ratify the selection of our independent registered public accounting firm, approve any of the proposals from shareholders and approve any other matters properly raised at the meeting, a majority of the votes cast.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time before it is exercised. If you are a holder of record, you may:

•	send in a new proxy card with a later date;

•	send a written revocation to Maura A. Smith, the Corporate Secretary of the Company;

•	cast a new vote by telephone or internet; or

•	attend the annual meeting and vote in person.

Written revocations of a prior vote must be sent by mail to Maura A. Smith, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197. If you attend the annual meeting and vote in person, your vote will revoke any previously submitted proxy.

If you hold your shares in street name, you may submit new voting instructions by contacting your broker, bank or other holder of record.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted:

•	for the election of the six persons named under the caption “Matters To Be Considered at the 2006 Meeting—Election of Six Directors” on page 4;

•	for the ratification of the selection of our independent registered public accounting firm; and

•	against the shareholder proposals.

What if I withhold my vote or I vote to abstain?

In the election of directors, you can vote for the six directors named on the proxy card, or you can indicate that you are withholding your vote from one or more of the directors. Withheld votes will not affect the vote on the election of directors.

In connection with the proposal to ratify the selection of our independent registered public accounting firm and the shareholder proposals, you may vote for or against, or you may abstain from voting. Abstentions will not affect the vote.

What happens if I do not vote?

If you do not vote shares held in your name, those shares will not be voted.

If your shares are held through a broker, your shares can be voted on the election of directors and ratification of the selection of our independent registered public accounting firm in your broker’s discretion.

No broker may vote your shares on any of the shareholder proposals without your specific instructions.

If your broker votes your shares on some, but not all, of the proposals, the votes will be “broker non-votes” for any proposal on which they are not voted. Broker non-votes will have no effect on the election of directors, the ratification of the selection of the independent registered public accounting firm or the shareholder proposals.

If your shares are held in the International Paper Salaried Savings Plan or the International Paper Hourly Savings Plan, your shares can be voted on any of the matters to be considered at the annual meeting in the discretion of the trustee under each of the plans.

Will my vote be confidential?

Yes. We have a policy of confidentiality in the voting of shareholder proxies and your vote will not be disclosed to our directors or employees.

What if there is voting on other matters?

Our by-laws require prior notification of a shareholder’s intent to raise other matters at the meeting. The deadline has passed and we have not received any notifications. If other matters properly arise at the meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you.

Will the Company’s independent registered public accounting firm be present at the annual meeting?

Yes, representatives of Deloitte & Touche LLP will attend the meeting to answer your questions and will have the opportunity to make a statement, if they desire to do so. The Board of Directors has approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2006 fiscal year, subject to ratification by shareholders.

Will the directors attend the annual meeting?

Yes. The Company’s corporate governance principles state that directors are expected to attend the annual meeting of shareholders. All of the directors attended last year’s annual meeting.

How can I attend the annual meeting?

Only shareholders as of the record date, March 16, 2006, (or their proxy holders) may attend the annual meeting. If you plan to attend the meeting or appoint someone to attend as your proxy, please check the box on your proxy card, or, if you are voting by telephone or internet, follow the instructions provided to indicate your plan to attend. You or your proxy holder will then need to show photo identification to pick-up your admittance card at the shareholders’ admittance desk at the meeting.

If you do not inform us in advance that you plan to attend the meeting, you will need to bring with you:

•	photo identification; and

•	if you hold your shares in street name, proof of ownership of your shares as of the record date, such as a letter or account statement from your broker or bank.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do any shareholders beneficially own more than 5% of our common stock?

Yes. According to public filings, there are five holders that beneficially own more than 5% of our common stock:

•	Capital Research and Management Company, as discretionary adviser to third party investment companies;

•	State Street Bank and Trust Company, as trustee of various International Paper employee benefit plans and as trustee and discretionary adviser to third party trusts and employee benefit plan related accounts;

•	Morgan Stanley, through its investment advisory subsidiaries, as investment adviser to third parties;

•	T. Rowe Price Associates, Inc., as investment adviser to third parties; and

•	Lord, Abbett & Co. LLC, as investment adviser to third parties.

For further information, please see “Stock Ownership Information” on page 19.

How can I review the list of shareholders eligible to vote?

A list of shareholders as of the record date will be available for inspection and review upon request of any shareholder to Maura A. Smith, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197. We will also make the list available at the Annual Meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person. We have hired Georgeson Shareholder Communications, Inc. to distribute and solicit proxies for an estimated fee of $21,000, plus expenses.

INFORMATION ABOUT SHAREHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2007 ANNUAL MEETING

How	do I submit a proposal for the 2007 annual meeting?

If you want your proposal to be included in next year’s proxy statement, you should send it to Maura A. Smith, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197. We must receive your proposal by the close of business on November 29, 2006.

If you want to present your proposal at the 2007 annual meeting, but do not meet the deadline for inclusion in the proxy statement, our by-laws require that notice of your proposal be received by the Corporate Secretary between January 8, 2007 and February 7, 2007, if the 2007 annual meeting is held on May 8, 2007, and conform to the requirements in our by-laws.

How	do I nominate a candidate for director at the 2007 annual meeting?

You must notify the Corporate Secretary at the Company’s principal executive offices of your nomination between January 8, 2007 and February 7, 2007, if the 2007 annual meeting is held on May 8, 2007. Your notice must also conform to the requirements in our by-laws.

MATTERS TO BE CONSIDERED AT THE 2006 MEETING

1.	ELECTION OF SIX DIRECTORS

Our Restated Certificate of Incorporation, as amended, requires our Board to have at least nine directors but not more than 18. Our Board has currently set the number of directors at ten. Our Board is divided into three classes with three-year terms. New directors elected by the Board serve until the first annual meeting and are then assigned to a class for election by shareholders. At this meeting, one (1) director is seeking election as a Class I director for a one-year term expiring in 2007, two (2) directors are seeking election as Class II directors for a two-year term expiring in 2008 and three (3) directors are seeking election as Class III directors for a three-year term expiring in 2009.

NOMINEES FOR ELECTION

Each nominee is currently a director of the Company and, if elected, will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement. We expect each nominee to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the size of the Board. The terms of the present Class III directors expire at the adjournment of the 2006 annual meeting.

Class I Director – Term Expiring in 2007

John L. Townsend, III*, 50, private investor and outside member of the Riverstone Group, a private investment fund. Mr. Townsend was previously employed by Goldman Sachs & Co. from 1987 to 2002 and was a general partner from 1992 to 1999 and a managing director from 1999 to 2002. Mr. Townsend is a director of Belk, Inc. Member of our Audit and Finance Committee and Governance Committee.

Director since March 13, 2006

*	Messrs. Townsend, Turner and Weisser filled vacancies created when Messrs. Robert M. Amen, Robert J. Eaton and Charles R. Shoemate retired from the Board of Directors during 2005.

Class II Directors – Term Expiring in 2008

John F. Turner*, 64, former Assistant Secretary of State for Oceans and International and Scientific Affairs from November 11, 2002 to July 8, 2005. He received the Department’s Distinguished Honor Award from Secretary of State Colin Powell in January 2005. Prior to serving in the Department of State, Mr. Turner was president and chief executive officer of the Conservation Fund. Between 1989 and 1993, he was director of the U.S. Fish and Wildlife Service. Mr. Turner also served in the Wyoming State Legislature for 19 years and is a past president of the Wyoming State Senate. Mr. Turner is director of Peabody Energy Company and is a managing partner in a family business, The Triangle X Ranch in Wyoming. Member of our Public Policy and Environment Committee and Governance Committee.

Director since July 11, 2005

Alberto Weisser*, 50, chairman and chief executive officer of Bunge Limited since 1999. Mr. Weisser served as Bunge’s chief financial officer from 1993 to 1999. Mr. Weisser is a member of the board of directors of Ferro Corporation and is a member of the North American Agribusiness Advisory Board of Rabobank. Member of our Audit and Finance Committee and Governance Committee.

Director since January 1, 2006

*	Messrs. Townsend, Turner and Weisser filled vacancies created when Messrs. Robert J. Eaton, Charles R. Shoemate and Robert M. Amen retired from the Board of Directors during 2005.

Class III Director – Term Expiring in 2009

John V. Faraci, 56, chairman and chief executive officer of International Paper since November 2003. Prior to this, he was president since February 2003, and executive vice president and chief financial officer from 2000 to 2003. From 1999 to 2000, he was senior vice president-finance and chief financial officer. From 1995 until 1999, he was chief executive officer and managing director of Carter Holt Harvey Limited in New Zealand. Mr. Faraci is a member of the board of directors of United Technologies Corporation. Chairman of our Executive Committee.

Director since February 11, 2003

Donald F. McHenry, 69, Distinguished Professor of Diplomacy at Georgetown University since 1981. Mr. McHenry is president of the IRC Group LLC and a director of The Coca-Cola Company and the Institute for International Economics. Member of our Public Policy and Environment Committee, Governance Committee and Management Development and Compensation Committee.

Director since April 14, 1981

William G. Walter, 60, chairman, president and chief executive officer of FMC Corp. since 2001. Mr. Walter served as executive vice president of FMC Corp. from 2000 to 2001 and vice president and general manager of FMC’s Specialty Chemicals Group from 1997 to 2000. Mr. Walter is a member of the board of directors of both the American Chemistry Council and the National Association of Manufacturers. He is also a member of The Business Roundtable and serves on its Environment, Technology and Economy and International Trade and Investment task forces. In addition, he serves on the Executive Committee of the Philadelphia Chamber of Commerce. Chairman of our Management Development and Compensation Committee and member of our Audit and Finance Committee and Executive Committee.

Director since January 1, 2005

DIRECTORS NOT UP FOR ELECTION

Class I Directors – Term Expiring in 2007

Martha F. Brooks, 46, chief operating officer of Novelis, Inc. since January 2005, when the company was spun off from Alcan Inc. Ms. Brooks served as president and chief executive officer of Alcan Rolled Products Americas and Asia, senior vice president of Alcan, Inc. and president of Alcan Aluminum Corporation from August 2002 to December 2004. In addition, she was vice president of Cummins Inc. from May 1996 to June 2002. Ms. Brooks has been a trustee of Manufacturers Alliance/MAPI since October 2002, Hathaway Brown School since May 2004 and a director of Keep America Beautiful, Inc. since May 2005. Member of our Audit and Finance Committee and Management Development and Compensation Committee.

Director since December 9, 2003

James A. Henderson, 71, retired chairman and chief executive officer of Cummins Inc. From 1995 to his retirement in 1999, Mr. Henderson served as chairman and chief executive officer of Cummins Inc. Mr. Henderson is a director of AT&T Inc., Ryerson Inc., and Nanophase Technologies Corporation. Chairman of our Governance Committee and member of our Public Policy and Environment Committee and Executive Committee.

Director since February 1, 1999

W. Craig McClelland, 72, retired chairman of the board and chief executive officer of Union Camp Corporation. From 1994 to his retirement in April 1999, when the company was acquired by International Paper. Mr. McClelland served as chairman and chief executive officer and, from 1989 to 1994, president and chief operating officer of Union Camp. Mr. McClelland is a director of Allegheny Technologies Inc., Water Pik Technologies, Inc., and Counselor-for-life of The Conference Board and Global Advisory Council. Chairman of our Public Policy and Environment Committee and member of our Governance Committee and Executive Committee.

Director since May 4, 1999

Class II Director – Term Expiring in 2008

Samir G. Gibara, 67, retired chairman of the board and chief executive officer of The Goodyear Tire & Rubber Company. Mr. Gibara served as chairman and chief executive officer from 1996 to his retirement in 2002, and remained as non-executive chairman until June 30, 2003. Prior to 1996, Mr. Gibara served that company in various managerial posts prior to being elected president and chief operating officer in 1995. Mr. Gibara is a director of Dana Corporation and serves on the advisory board of Proudfoot Consultants. Chairman of our Audit and Finance Committee and member of our Governance Committee, Management Development and Compensation Committee and Executive Committee.

Director since March 9, 1999

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE SIX DIRECTORS.

2.	RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

Our Board of Directors, upon the recommendation of the Audit and Finance Committee, has approved the selection of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for 2006, subject to ratification by our shareholders.

Our by-laws do not require that our shareholders ratify the selection of Deloitte as the independent registered public accounting firm. Our Board of Directors will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year, but is not bound by the shareholders’ vote. Even if the selection of Deloitte is ratified, our Board of Directors may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte will be present at the annual meeting to answer questions and will have the opportunity to make a statement if they desire to do so.

For information concerning the selection of Deloitte, see “Report of the Audit and Finance Committee of the Board of Directors” on page 39. For information concerning fees paid to Deloitte, see “Fees Paid to Our Independent Registered Public Accounting Firm” on page 40.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

3.	SHAREHOLDER PROPOSALS

We expect the following three proposals to be presented by shareholders at the annual meeting. The proposals contain assertions about the Company that we believe are incorrect. We have not attempted to refute all of these inaccuracies. Instead, the Board of Directors has recommended a vote against these proposals for reasons set forth following each proposal. The name, address and share holdings of any of the proponents will be provided upon receiving a written request directed to our Corporate Secretary.

PROPOSAL ONE

“RESOLVED: That the shareholders of International Paper Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s certificate of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.”

The statement of this shareholder is as follows:

“Our Company is incorporated in New York. Among other issues, New York corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. New York law provides that unless a company’s certificate of incorporation provides otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. (New York State Consolidated Laws, Chapter 4, Article 6, Section 614(a) Vote of shareholders.)

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office

Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.”

[End of Shareholder Proposal]

POSITION OF YOUR COMPANY’S BOARD OF DIRECTORS

We believe that adherence to sound corporate governance policies and practices is important to ensure that the Company is governed and managed with the highest standards of responsibility, ethics and integrity, and in the best interests of stockholders. After careful consideration, we have concluded that this proposal is not in the best interests of the Company or its shareholders, and recommend a vote against it.

Our Company currently elects its directors by a plurality standard, meaning that the nominee who receives the most affirmative votes is elected to the Board. Plurality voting is permissible under New York law, and has long been the predominant standard for electing directors of U.S. public corporations. At International Paper, plurality voting has proven to be an effective process for electing a strong Board. In fact, no director elected to the Board in the past ten years has received less than a substantial majority of favorable votes. Nine of our ten current directors meet The New York Stock Exchange standards for independence.

We maintain a rigorous director nomination and election process that gives due consideration to stockholder nominees. Our Governance Committee, which is responsible for recommending director nominees to the Board, is composed entirely of independent directors. The Governance Committee applies rigorous criteria to the selection of candidates for election to the Board, which include factors relating to whether the candidate would meet criteria establishing independence, as well as diversity, age, skills, occupation and experience in the context of the needs of our Board. The same criteria are applied to evaluate candidates that are nominated by shareholders. In addition, to assist it in identifying candidates, the Governance Committee has retained a search firm, which is independent of the Company’s management and reports directly to the Committee.

Although the concept of majority voting is appealing on its face, whether it is truly a worthy and workable goal is currently the focus of attention by government entities, corporate governance experts, corporations and shareholders. Indeed, given the present state of the law, any arguable benefit of adopting majority voting could be illusory. The Company is incorporated in the State of New York, where the law provides that a director is elected to serve until his or her successor is elected and qualified. As a result of this so-called “holdover provision,” even if a majority voting standard were applied, an incumbent director who did not receive a majority vote would nevertheless continue to serve until further action was taken to remove the director or elect a replacement. In a contested election, including an election where a shareholder nominee is being voted upon, plurality voting would result in election of the candidate receiving the most affirmative votes. If majority voting applied, however, and neither candidate received a majority, the incumbent board candidate would remain in office even if the shareholder nominee received more affirmative votes than the incumbent board candidate. Thus, the goal of majority voting—to elect directors by a majority vote and remove directors who do not receive a majority vote—would not be achieved in either of the foregoing scenarios.

Even if provisions of law were amended to eliminate this “holdover provision,” adoption of a majority voting standard would remain problematic. If majority voting were applied without the “holdover provision,” the failure of any candidate to achieve a majority would result in a “failed election” and a vacancy on the board. The possible adverse business and governance consequences of a “failed election” include our inability to comply with listing standards or other requirements for maintaining independent directors or directors with particular qualifications; failure to elect a specified percentage of directors, potentially resulting in a “change in control” that would accelerate debt, cancel lines of credit, or trigger other adverse changes in corporate arrangements; and uncertainty in our board election and corporate governance process. Plurality voting, by contrast, ensures the election of directors and delivers voting results in a simple and efficient manner.

It is our responsibility to exercise our fiduciary duty to act in the best interests of our shareholders. This includes determining the most appropriate director election standard. We will continue to monitor the developments in the on-going discussion of majority voting, and take appropriate action consistent with our commitment to act in the best interests of our shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

PROPOSAL TWO

“Sustainable Forestry

Whereas:

International Paper sources virgin tree fiber from Canada’s Boreal forest and from the Cumberland Plateau region in the Southern United States.

The Boreal is the largest remaining ancient forest in North America. It is home to nearly 50% of North America’s bird species and contains the world’s largest remaining populations of woodland caribou and wolverines. These and other species have declined significantly due, in part, to unsustainable logging. As one of the world’s largest storehouses of carbon, the Boreal is also critical to mitigating climate change.

The Cumberland Plateau region is the most endangered forest ecosystem in the Southern U.S. and is home to hundreds of species found nowhere else on earth. This region is threatened by industrial forestry and paper production. International Paper sources from this and other regions in the Southern U.S., where the conversion or natural forests to tree plantations has resulted in the loss of millions of acres of natural forests.

Whereas:

Forest certification programs recognize forestry operations that adopt environmentally and socially responsible practices. Our company’s U.S. land holdings are certified to the Sustainable Forest Initiative (SFI), developed by the American Forest and Paper Association, a forest industry trade group. SFI has come under consistent criticism from forest conservation groups because it allows unsustainable forestry practices, such as the conversion of natural forests to single-species tree plantations.

The Forest Stewardship Council (FSC) is the only independent certification system in the world accepted by the conservation, aboriginal and business communities. Virgin tree fiber from logging operations certified to FSC standards is increasingly available. Credibility is the most important criterion for the selection of any certification scheme.

Projects across North America have targeted our company for its fiber sourcing practices. Companies such as Home Depot, Lowe’s, Ikea, and Andersen Windows have FSC-certified wood procurement preferences. Major banks including JP Morgan Chase and Bank of America, have policies limiting or prohibiting investment in companies and industries that negatively impact endangered forests.

JP Morgan Chase’s 2005 Public Environmental Policy Statement states, “(FSC) is one of the most robust high conservation value assessment processes. We prefer FSC certification when we finance forestry projects…”

RESOLVED: Shareholder requests the Board prepare a report, at reasonable cost and omitting proprietary information, by November 1, 2006, assessing the feasibility of increasing the use of post-consumer recycled fiber and adopting FSC certification for all virgin fiber within 10 years.”

Supporting Statement:

Proponents believe that our company’s current practices present serious risks to long-term shareholder value. It is critical that International Paper develop policies to ensure long-term sustainable supply of raw materials and mitigate reputational risks by procuring fiber certified using credible standards.

We believe that a thorough feasibility study should discuss explicit goals and timeframes for:

•	Increasing the use of FSC-certified virgin fiber with the goal of phasing out virgin fiber certified by less reliable and credible certification schemes; and

•	Increasing the use of post consumer recycled fiber in products as a means to reduce reliance on virgin materials.”

[End of Shareholder Proposal]

POSITION OF YOUR COMPANY’S BOARD OF DIRECTORS

We agree that many of the world’s forests are threatened by deforestation and loss of biodiversity, especially in developing countries. We also agree on the importance of forests in providing environmental, social, and economic benefits to the community. For these reasons, we take environmental stewardship very seriously, and are proud of our long history and record of environmentally responsible practices. As a world leader in the forest products industry, International Paper is a standard bearer for sustainability. Information about our environmental practices and positions on environmental issues is available on our website and in our periodic reports, including our Sustainability Report of 2003 and 2004 “Forest Facts” manual. To access these and other reports, go to www.internationalpaper.com and click on the “Environment” tab at the top of the page. We believe that the Company’s current practices make adoption of this shareholder’s proposal unnecessary.

We have a long-standing policy of not using any wood from endangered forests and, indeed, none of our wood fiber comes from areas designated as endangered. Through our Sustainable Forestry program, we grow an average of 400 million hardwood and pine seedlings per year and, to date, over eight billion IP-grown hardwood and pine seedlings have been planted on our lands and on those of other landowners. In the southern United States, the primary source of our wood fiber, the forests have increased by more than 70 percent over the last 50 years. Our professional foresters and wildlife biologists manage the forestlands, and we procure our fiber requirements with great care to ensure healthy and thriving forests for today and future generations. Again, not a single one of our products is made with wood from endangered forests. The Company is aware of the views expressed by this shareholder regarding the Cumberland Plateau and Boreal forests. However, those views are not broadly held in the scientific community and are not consistent with research conducted in these forests.

With respect to the Cumberland Plateau, extensive research, including, notably, the Southern Forest Resource Assessment (the “SFRA”), shows that forest acreage of the Cumberland Plateau has not changed over the last 50 years. In fact, the nearly 40 million acres of Plateau forests are primarily family-owned, and less than five percent (5%) of these forests are in plantations. This percentage has not changed significantly in decades, despite the active forest industry in the area, and the fact that industry owns or leases 17 percent (17%) of the forests. The SFRA has documented that the greatest threat to southeastern forests is urbanization and not forestry. Indeed, urbanization is the greatest threat to the Plateau forests. Evidence of our commitment to sustaining the forests and all their values in Tennessee include a 2002 conservation land sale leading to the Sundquist State Wildlife Management Area; the 2003 Forestry Stewardship Award from the Tennessee Department of Environment and Conservation for protecting habitat for Tennessee yellow-eyed grass, a federally endangered plant; and the 2005 reintroduction (after over 100 years’ absence) of the federally endangered boulder darter into waters of Shoal Creek.

Canada has over one billion acres of Boreal forests, 74 percent (74%) of which are productive timberland forests like those supplying some of our fiber. As that number indicates, these forests are not endangered under any credible scientific definition. The fiber we obtain from the Province of Alberta comes from areas operating under Province-approved forestry management plans. The sustainable management practices used on these sites today, and for over fifty (50) years of active management, have protected ecological and conservation values. We steadfastly support continued research, including studies on the causes of declining woodland caribou population trends in Alberta, and the sustainable forestry practices that have protected the significant value of these forests for decades.

For more information regarding the sustainable forestry practices and research being conducted in both the southern U.S. and the Canadian Boreal forests, go to www.internationalpaper.com and click on the “Environment” tab at the top of the page, then click on the “Current Environmental Issues” heading on the left scroll-down menu, where both areas are discussed in detail.

We certify annually that management of our forests and fiber supply is in compliance with the Sustainable Forestry Initiative (“SFI”) program, which has an exacting standard of environmental principles, objectives and performance measures. Our customers, even those who have expressed a preference for a different certification, such as the one favored by this shareholder, are satisfied fully with our sustainable forestry program and our SFI certification. Governance of the SFI Standard rests with a panel of fifteen (15) members comprised of environmental organizations, conservationists, forestry companies, private landowners, academics, scientists and other forestry stakeholders. The SFI governance panel receives no economic gain from the management of the program, thus making SFI one of the most stringent, independent and credible forest certification systems available today.

Our environmental stewardship and dedication to sustainability is also reflected in our commitment to recycling. We are active in the National Recycling Coalition, and have teamed with customers and other organizations on community projects aimed at raising public awareness about the value of recycling all kinds of paper products. We have various post-consumer fiber re-pulping facilities and recycled products, and we are a leader in supporting the recovery of fiber for reuse. Environmental and economic interests are aligned in finding the optimum mix of virgin fiber and recovered fiber in paper products. Wood fiber is renewable and reusable, and, therefore, higher levels of recycled content are not always better for the environment than virgin fiber. Consideration also needs to be given to any negative environmental impact of transportation required to supply fiber to the manufacturing facilities and to ship products to customers. The increased demand for other resources such as water, energy and chemicals in the fiber recovery process present both economic and environmental considerations as well. Ultimately, our determination of the appropriate mix of virgin and post-consumer recycled fiber in our products depends on an analysis of all of these factors. The application of rigid standards for proportions of recovered fiber in products, on the other hand, can result in both greater negative environmental impact and economic inefficiency.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

PROPOSAL THREE

“Elect Each Director Annually

RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director. This would include that our director elections completely transition from the current staggered system to 100% annual election of each director in one election if practicable. Also to transition solely through direct action of our board if this is practicable.

The Safeway 2004 definitive proxy is one example of converting from a 100% staggered system to a 100% annual election of each director system in one election cycle. Southwest Airlines began transition to annual election of each director solely through direct action by the Southwest Airlines board in 2005.

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968 submitted this proposal.

66% Yes-Vote

Thirty-three (33) shareholder proposals on this topic achieved an impressive 66% average yes vote in 2005 through late-September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“D” in CEO Compensation.

“F” in Accounting.

Additionally

•	We had no Independent Chairman or Lead Director—Independent oversight concern.

•	Shareholders were only allowed to vote on individual directors once in 3-years—Accountability concern.

•	An awesome 80% vote was required to make certain key changes—Entrenchment concern.

•	Cumulative voting was not allowed.

•	Our directors had a $1 million Charitable Award Program—Independence concern.

The above practices show there is room for improvement and reinforce the reason to take one step forward now and adopt the initial RESOLVED statement of this proposal.

Our directors should feel comfortable with this proposal because our unopposed directors typically need only one vote for election—out of hundreds of millions of shares.

Best for the investor Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: in my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

“Take on the Street” by Arthur Levitt

Elect Each Director Annually”

[End of Shareholder Proposal]

POSITION OF YOUR COMPANY’S BOARD OF DIRECTORS

We are committed to corporate governance practices that will benefit our shareholders and, accordingly, regularly examine our existing governance practices in light of emerging best practices and the changing environment in which we operate. After careful consideration by our Governance Committee, we believe that our current classified board structure benefits our Company and our shareholders.

Promotes Stability and Continuity

Our classified board promotes stability, continuity and enhances our long-term planning by ensuring that a majority of our directors at any given time have prior experience as directors of our Company. Shareholders benefit from the insight and counsel of our directors that result from their familiarity with our Company’s business strategies and operations. Our Company announced a transformation plan in July 2005 to focus on two key global platform businesses: uncoated papers (including distribution) and packaging. In connection with this plan, our Company is exploring strategic alternatives for other businesses with decisions anticipated for some of these businesses in 2006. The current three-year terms provide the necessary time for our directors to understand our business and operations, thereby enhancing their ability to oversee the execution of our transformation plan and contribute to our Company’s success.

Protects Against Unfair and Abusive Takeover

Our classified board structure safeguards our Company against a third party’s efforts to quickly take control of our Company and its assets without paying fair value to our shareholders. The classified board structure is not designed to preclude takeover offers. Rather, it is designed to encourage any bidder to negotiate with our Board for the benefit of all of our shareholders since an unfriendly or unsolicited bidder would be unable to effect an abrupt change in control of our Board on its own. The classified board structure affords us additional time to evaluate the adequacy and fairness of any takeover proposal, negotiate a higher premium for shareholders, seek additional bidders, assess a bidder’s accountability and ability to complete any transaction and consider other options to maximize shareholder value, including continued operation of our businesses.

Provides Accountability

We further believe that annual elections for each director would not necessarily improve accountability. All directors, regardless of the length of their term, have the same fiduciary responsibility to shareholders. We continually review our Corporate Governance Principles and practices to promote accountability to shareholders. In addition to the governance practices highlighted in this proxy under “Information About Our Corporate Governance,” in the past year we have:

•	Added several new highly qualified, independent directors (two in 2005 and a third in 2006), who shareholders are being asked to consider for election at the annual meeting;

•	Amended our Corporate Governance Principles to require any director whose principal occupation changes substantially to tender his or her resignation for consideration by the Governance Committee and the Board;

•	Amended our Corporate Governance Principles to require directors to own a specific amount of Company stock to further align their interests with those of shareholders.

For these reasons, we believe that our existing classified board structure is in the best interests of our Company and shareholders at this time. We will continue to evaluate the value to shareholders of our classified board as part of our regular review of our corporate governance practices.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

INFORMATION ABOUT OUR CORPORATE GOVERNANCE

Governance Practices

We believe that good corporate governance is critical to achieve business success. Our Board has adopted a set of Corporate Governance Principles to enhance its own effectiveness and to implement best practices for our Company’s corporate governance. These principles are reviewed from time to time for possible revision to respond to changing regulatory requirements, evolving best practices, and the concerns of our shareholders. As a result of this review, our Board made several corporate governance changes during 2005, which are reflected in the discussion below. Our Corporate Governance Principles are published on our website at www.internationalpaper.com, under the “Investors” tab at the top of the page and then under the “Governance” link in the menu on the right. Paper copies may be obtained by written request to Maura A. Smith, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197. Highlights of our corporate governance practices are described below:

Independence of the Board of Directors

•	Nine of the ten members of our Board are independent as defined under The New York Stock Exchange rules.

•	The Audit and Finance Committee, Management Development and Compensation Committee, Governance Committee and Public Policy and Environment Committee are composed solely of independent directors.

•	The Chairman of the Governance Committee presides at all executive sessions of the independent directors.

•	None of the independent directors receives any consulting or other non-director fees.*

*	We provide Mr. McClelland, retired Chief Executive Officer of Union Camp Corporation, a company acquired by us, with office space and administrative support pursuant to his retirement agreement with Union Camp.

Shareholder Access and Rights

•	Shareholders are being asked to ratify the selection of Deloitte as our independent registered public accounting firm at our annual meeting.

•	All equity compensation plans have been approved by shareholders.

•	Shareholders may recommend director nominees to our Governance Committee for consideration by writing to the Governance Committee, care of Maura A. Smith, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197. The Governance Committee then reviews those director nominees’ qualifications in the context of our Board’s needs and makes a determination whether to recommend the director nominee for election. Final approval of a director nominee is determined by the full Board.

•	Shareholders may communicate directly with the full Board or any one of the directors by writing to Ms. Smith, at the above address. All communications involving the interest of the Company or its shareholders, other than business solicitations, advertisements, junk mail, job inquiries and similar communications, are forwarded to the intended directors.

•	The Company has an Office of Ethics and Business Practice, led by James Berg, Director of Ethics and Business Practice. We have also established a Helpline that is able to receive inquiries, concerns or complaints, anonymous or otherwise, in writing, by telephone or by electronic mail. The Helpline is available 24 hours a day, seven days a week, and can be contacted by employees, vendors, customers and any other person with a concern. Helpline contact information can be found on our website at www.internationalpaper.com, under the “Our Company” tab at the top of the page, then click on “Ethics and Business Practice,” then click on “Contact Us” on the left scroll-down menu. All such contacts that raise concerns or allegations of impropriety relating to our accounting, internal controls or other financial or audit matters are immediately forwarded by Mr. Berg to the Chairman of our Audit and Finance Committee and are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee.

•	Directors who are elected to fill vacancies on the Board are only elected until the next annual meeting of shareholders.

•	All directors are expected to attend the annual meeting of shareholders.

See “Information About Shareholder Proposals and Nominations for Our 2007 Annual Meeting” on page 4 for the deadlines and process by which you may submit director nominees for consideration by the Governance Committee for the 2007 annual meeting of shareholders.

Board Practices

•	Independent directors meet privately in executive sessions at least two times per year with the chairman of the Governance Committee presiding. In 2005, the independent directors met in executive session at all six in-person Board meetings.

•	Our Board and each Committee performs an annual self-assessment of its structure and performance, including reviewing the Board’s activities against those set out in our Corporate Governance Principles and Committee charters and making recommendations for changes or improvements in practices or structure.

•	Director orientation and ongoing training includes written materials and presentations by subject matter experts, meetings with senior management, our independent registered public accounting firm and compensation consultants as well as facility visits. Our Board is regularly updated on our businesses, strategies, customers, operations and employee matters, as well as external trends and issues that affect our Company. Directors are also offered the opportunity to attend director education programs provided by third parties.

•	Independent directors have unlimited access to senior managers, and regular contact with other employees through facility visits.

•	Independent directors receive a significant portion of their annual compensation in equity to further align the interests of our directors with the interests of our shareholders.

•	The Management Development and Compensation Committee reviews the compensation of the non-employee directors at least annually, and recommends to the full Board proposed changes in compensation.

•	Independent directors have unlimited access to independent legal, financial, accounting and other advisors as they may deem appropriate, without obtaining management approval.

•	The Governance Committee evaluates incumbent directors prior to recommending the slate for election. The evaluation emphasizes directors’ commitment to serving the Company, attendance at meetings and commitment to shareholders, employees and other constituencies served by the Company.

•	If a director’s principal occupation changes substantially, that director is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee then recommends to the Board the action, if any, to be taken with respect to the resignation.

•	A director is required to retire from the Board as of December 31 of the year in which the director attains the age of 70, if the director was elected or appointed to the Board for the first time after July 13, 1999, or the year in which the director attains the age of 72 for all other directors.

•	Committee chairs and memberships are rotated from time to time to give the directors a broader knowledge of the Company’s affairs.

•	The frequency, length and agenda of Committee meetings are determined by the Chairman of each Committee, with input from members of the Committee and the full Board. Committees report on their activities to the full Board at the Board meeting next following each Committee meeting.

Information Provided to the Board

•	Board and Committee materials related to agenda items are distributed by the Corporate Secretary to all Board members sufficiently in advance of meetings to allow directors to prepare for discussion of the items and to provide them with information about the activities of all Committees. Continuous access to these materials is available on a secure Board website.

Ethical Guidelines and Stock Ownership Requirements for Officers and Directors

•	We have adopted a Code of Business Ethics applicable to our directors, officers and employees to ensure that our business is conducted in a legal and ethical manner. Our Code of Business Ethics can be found on our website, by clicking on the “Our Company” tab at the top of the page, and then on the “Ethics and Business Practice” link on our website at www.internationalpaper.com.

•	Officers are required to own company stock in an amount equal to a multiple of their base salary, based upon their title, by January 1, 2007, for current officers, and within four years of election or appointment for new officers. See “Report of the Management Development and Compensation Committee of the Board of Directors—Executive Compensation Programs—Stock Ownership Requirements” on page 27.

•	Directors are required to own a significant equity stake in the Company of at least 10,000 shares or deferred stock units. Directors have five years from March 2006 or, in the case of new directors, five years from the time of their election, to meet the ownership requirement. Stock ownership information of directors is shown in the table on page 19.

Board Membership Changes

Currently the size of the Board is ten. The Board elected Mr. John Townsend to the Board in March 2006, effective March 13, 2006, Mr. John Turner in June 2005, effective July 11, 2005, and Mr. Alberto Weisser in May 2005, effective January 1, 2006.

Messrs. Townsend, Turner and Weisser were identified as potential candidates by the executive recruiting firm that was retained by the Governance Committee in 2004 to assist it in identifying and evaluating potential nominees for the Board. The Governance Committee reviewed each director nominee’s strengths as a director, including his independence, financial expertise, commitment to serving the Company, attendance at meetings and commitment to shareholders, employees and other constituencies served by the Company. The Governance Committee unanimously recommended to the full Board that each of Messrs.

Townsend, Turner and Weisser be elected a director, and the Board agreed with the Committee’s recommendation.

Mr. Robert J. Eaton retired from the Board in February 2005 after 10 years of service. In December 2005, Mr. Charles R. Shoemate retired from the Board after 11 years of service and Mr. Robert M. Amen, our President, resigned from the Board after 2 years of service, in anticipation of his retirement from the Company in March 2006.

The Board together with its executive recruiting firm is actively recruiting at least two additional members in 2006 in anticipation of the retirement of Messrs. James A. Henderson and W. Craig McClelland at the end of 2006, based on their reaching mandatory retirement age for Board members.

Board Committees

In order to fulfill its responsibilities, our Board has delegated certain authority to its Committees. There are four standing Committees and an Executive Committee. During 2005, the Board held eight (8) regular meetings and two (2) special meetings, and each of our directors attended at least 90% of the total number of meetings of the Board of Directors and of the Committees on which he or she served.

Committee assignments are reviewed at least annually by the Governance Committee in connection with the election of directors at the annual meeting of shareholders each May. As a result, the following rotations of Committee assignments took place in May 2005:

Mr. James A. Henderson rotated off of the Management Development and Compensation Committee, and Mr. Donald F. McHenry ended his service as Chairman of the Governance Committee and as a member of the Executive Committee. During 2005, Mr. Robert J. Eaton served on the Audit and Finance Committee and the Governance Committee until his retirement on February 9, 2005.

The following table shows the current membership, summary of responsibilities, number of meetings and attendance rates for each of the Committees. Additional information about the Committees can be found in the Committee charters, which are available on our website at www.internationalpaper.com under the “Investors” tab at the top of the page and then under the “Governance” link on the right. Paper copies may be obtained by written request to Maura A. Smith, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197.

Committees	Current Members	Primary Responsibilities	Number of Meetings & Attendance Rate

Audit and Finance	S.G. Gibara* (Chairman) M.F. Brooks* W.G. Walter* A. Weisser*

•   Review financial statement and disclosure matters

•   Oversee independent auditor and recommend policies to maintain auditor independence

•   Oversee Company’s internal audit function

•   Oversee compliance with law, regulations and Company policies related to financial reporting and fraud prevention

•   Oversee Company’s financial management

•   Review Committee’s performance

9 meetings 97% attendance

Management Development and Compensation	W.G. Walter* (Chairman) M.F. Brooks* S.G. Gibara* D.F. McHenry*

•   Recommend director compensation

•   Review and endorse elected officer candidates

•   Retain compensation consultants

•   Review succession planning and policies for management personnel development

•   Approve annual and long-term incentive compensation plans

•   Approve all forms of compensation for non-director elected officers

•   Recommend compensation of CEO and other officer directors to independent directors

•   Approve employment and similar agreements for non-director elected officers

•   Approve all matters relating to employee retirement and benefit plans including plan design and delegation of authority for such plans

•   Review Committee’s performance

5 meetings 100% attendance

Governance	J.A. Henderson* (Chairman) S.G. Gibara* W.C. McClelland* D.F. McHenry* J.F. Turner* A. Weisser*

•   Assess Corporate Governance Principles

•   Review Board and Committee structure

•   Recommend director independence standards

•   Identify director conflicts of interest

•   Recommend Committee assignments

•   Recommend director candidates

•   Establish CEO performance evaluation process

•   Schedule Board executive sessions

•   Oversee and assess process and quality of information provided to Board

•   Oversee Board and all Committees’ self assessment process

•   Review Committee’s performance

5 meetings 96% attendance

Committees	Current Members	Primary Responsibilities	Number of Meetings & Attendance Rate

Public Policy and Environment	W.C. McClelland* (Chairman) J.A. Henderson* D.F. McHenry* J.F. Turner*

•   Review Company’s mission and objectives for consistency with good citizenship

•   Review technology issues and process for identifying public policy issues

•   Review policies, plans and performance relating to environment, safety and health

•   Review and recommend charitable and political contributions

•   Review legal matters and compliance with law, regulation and Code of Ethics

•   Review and recommend action on indemnification of directors and officers in any legal action

•   Review Committee’s performance

4 meetings 94% attendance

Executive	J.V. Faraci (Chairman) S.G. Gibara* J.A. Henderson* W.C. McClelland* W.G. Walter*	• Act for Board when quorum cannot be timely convened • When acting for Board, must meet any independence requirements that would apply if Board were acting	No meetings held

*	Independent

STOCK OWNERSHIP INFORMATION

We require our directors and officers to own Company stock. See “Information About Our Corporate Governance—Ethical Guidelines and Stock Ownership Requirements for Officers and Directors” on page 15 for information about the amount of stock directors are required to own and “The Report of the Management Development and Compensation Committee of the Board of Directors—Stock Ownership Requirements” on page 27 for information about the amount of stock officers are required to own. We believe that this helps to align their interests with your interests, as shareholders.

The following table shows, as of March 16, 2006, the number of shares of Company common stock, units and options beneficially owned by each director, each named executive officer included in the Summary Compensation Table on page 31, and by all directors and executive officers of the Company as a group. To the best of our knowledge, as of December 30, 2005, no person or group beneficially owned more than 5% of our common stock except as set forth in the table below.

Stock Ownership

Name of Beneficial Owner*	Shares of Common Stock Owned(1)	Stock Units Owned(2)	Stock Options Owned(3)
Robert M. Amen	331,772	13,341	256,826
Martha F. Brooks	0	10,943	—
John V. Faraci	838,622	10,891	296,000
Samir G. Gibara	5,316	8,395	—
James A. Henderson.	15,675	5,816	—
Newland A. Lesko	199,382	6,652	222,500
W. Craig McClelland	24,546	13,667	125,648
Donald F. McHenry	11,361	28,302	—
Marianne M. Parrs	247,141	7,568	250,000
Maura A. Smith	165,213	0	65,000
John L. Townsend, III	417	0
John F. Turner	2,083	0	—
William G. Walter	0	6,417	—
Alberto Weisser	0	1,558	—

	Shares Owned	Percent of Class
All directors and executive officers as a group	1,841,528	*

Owners of More than 5% of Our Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Capital Research and Management Company (4)	59,227,880	12.1%
333 South Hope Street
Los Angeles, CA 90071
State Street Bank and Trust Company (5)	32,911,860	6.7%
225 Franklin Street
Boston, MA 02110
Morgan Stanley (6)	32,583,950	6.6%
1585 Broadway
New York, New York 10036
T. Rowe Price Associates, Inc. (7)	29,985,212	6.0%
100 East Pratt Street
Baltimore, Maryland 21202
Lord, Abbett & Co. LLC (8)	27,408,948	5.59%
90 Hudson Street
Jersey City, NJ 07302

*	No officer or director individually beneficially owns more than 1%, and all directors and executive officers as a group own less than 1%, of our common stock outstanding.

Footnotes to Stock Ownership

(1)	Ownership shown includes securities over which the individual has or shares, directly or indirectly, voting or investment powers, including ownership by certain relatives and ownership by trusts for the benefit of such relatives. Certain individuals may disclaim beneficial ownership of some of these shares, but they are included for the purpose of computing the holdings and the percentages of common stock owned. These numbers do not include shares represented by stock options granted to executive officers under the Long-Term Incentive Compensation Plan.

(2)	Ownership shown represents the non-voting stock-equivalent units owned by the named individuals under the Non-funded Deferred Compensation Plan for Non-Employee Directors or the International Paper Company Deferred Compensation Savings Plan.

(3)	Includes 1,215,974 stock options that are exercisable as of the record date or within sixty days of the record date. The number of stock options exercisable as of the record date or within sixty days of the record date for the named individuals is as follows:

Stock Options (excludes Executive Continuity Awards)	# of shares
Robert M. Amen	256,826
John V. Faraci	296,000
Newland A. Lesko	222,500
W. Craig McClelland	125,648
Marianne M. Parrs	250,000
Maura A. Smith	65,000

(4)	This information is as of December 30, 2005, and was derived from a Schedule 13G filed on February 10, 2006 with the Securities and Exchange Commission by Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (“Capital Research”). According to its filing, Capital Research is the record holder of 59,227,880 shares of common stock of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research had sole voting power on 13,482,000 shares and sole dispositive power on 59,227,880 shares of common stock of the Company.

(5)

This information is as of December 31, 2005, and was derived from a Schedule 13G filed on February 13, 2006 with the Securities and Exchange Commission by State Street Bank and Trust Company (“State Street”). According to its filing, State Street held shares of common stock of the Company as the independent trustee in trust funds for employee savings, thrift, and similar employee benefit plans of the Company and its subsidiaries (“Company Trust Funds”). In addition, State Street is trustee for various third party trusts and employee benefit plans and is a registered investment adviser. As a result of its holdings, in all capacities, State Street is the record holder of 32,911,860 shares of common stock of the Company. State Street had sole voting power on 13,267,142 shares, shared voting power on 19,644,718 shares and shared dispositive power on 32,911,860 shares of common stock of the Company. The common stock held by the Company Trust Funds is allocated to participants’ accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. The trustee votes the shares of common stock held in the Company Trust Funds in accordance with the instructions of the participants; shares for which no instructions are received are voted in the trustee’s discretion.

(6)	This information is as of December 31, 2005, and was derived from a Schedule 13G filed on February 15, 2006 with the Securities and Exchange Commission by Morgan Stanley. Investment advisory subsidiaries of Morgan Stanley had sole voting and dispositive power on 31,741,047 shares and shared voting and dispositive power on 39,494 shares of common stock of the Company.

(7)	This information is as of December 31, 2005, and was derived from a Schedule 13G filed on February 14, 2006 with the Securities and Exchange Commission by T. Rowe Price Associates, Inc., an investment adviser registered under the Investment Advisers Act of 1940 (“T. Rowe Price”). According to its filing, T. Rowe Price had sole voting power on 5,990,064 shares and sole dispositive power on 29,985,212 shares. Of the total of 29,985,212 shares beneficially held by T. Rowe Price, 2,126,577 were deemed to be outstanding and beneficially owned directly subject to warrants and conversion privileges.

(8)	This information is as of December 30, 2005, and was derived from a Schedule 13G/A filed on February 14, 2006 with the Securities and Exchange Commission by Lord, Abbett & Co. LLC, an investment adviser registered under the Investment Advisers Act of 1940 (“Lord Abbett”). According to its filing, Lord Abbett had sole voting and dispositive power on 27,408,948 shares of common stock of the Company as a result of acting as investment adviser to various clients, some of which are investment companies registered under Section 8 of the Investment Company Act of 1940.

COMPENSATION OF DIRECTORS

Fees and Deferred Compensation Plan

The compensation program for our non- employee directors consists of both cash and equity. In order to align the long-term financial interests of our directors with those of our shareholders, directors are required to own a significant equity stake in the Company of at least 10,000 shares or deferred stock units. Directors have five years from March 2006 or, in the case of new directors, five years from the time of their election to meet the ownership requirement.

The Management Development and Compensation Committee reviews the compensation of the non-employee directors at least annually to insure its competitiveness and our ability to attract highly qualified candidates to serve on our Board and makes recommendations for changes to the full Board for approval.

Director compensation is awarded and paid for the period of May through April each year, and is pro-rated for directors who joined the Board or retired during the year. For 2005, each non-employee director was entitled to receive an annual cash retainer of $60,000, which may be converted in whole or in part, at each direction’s option, to restricted stock of the Company at a 20% premium. In addition, non-employee directors were entitled to an annual grant of 2,500 shares of restricted stock with a value of approximately $100,000 as of May 2004, when the compensation program for non-employee directors was approved. The restricted stock awards are made under the Non-Employee Directors Restricted Stock Plan and vest one year following grant.

In March 2006, the Board approved, based on the recommendation of the Management Development and Compensation Committee, a modification to the equity component of the compensation program of the non-employee directors to deliver shares with a fixed dollar value of $100,000 beginning in 2006.

Committee chairmen were paid an additional $10,000, with the exception of the Audit and Finance Committee chairman, who received an additional $20,000. These Committee chairmen fees may be converted in whole or in part, at the director’s option, to restricted stock at a 20% premium.

Directors may defer receipt of all or a portion of their remuneration until a later date in Deferred Stock Units (“DSUs”) under a Non-Funded Deferred Compensation Plan for Non-Employee Directors. The DSUs remain in the plan until death, disability or retirement, at which time the DSUs are paid in cash based on the then prevailing stock price. The DSUs held in the non-employee director’s account are credited with dividend equivalents.

A director who is also an employee of the Company receives no compensation for services as a director or for attendance at Board or Committee meetings.

Charitable Giving

We have established a Charitable Award Program to promote charitable giving to education and assist corporate recruiting and research efforts. Upon the death of a director who served on the Board for at least ten years or retired from the Board at age 72, in case of non-employee directors, or who served on the Board for at least five years and retired from the Board at or after age 62, in the case of employee directors, the Company will donate $100,000 a year for ten years to one or more qualifying universities or colleges designated by an individual director.

The Company funds its donations by purchasing joint life insurance contracts, each of which insures two directors, with death benefits payable at the death of the last survivor of the two insureds. Mr. Amen, who resigned from the Board on December 31, 2005 in anticipation of his retirement as President from the Company, did not vest in the program. Individual directors derive no financial benefit from this program since charitable deductions accrue solely to the Company.

The independent directors are also eligible to participate in the Company’s Matching Gift Program on the same terms as the Company’s employees. Under this program, the Company will match any director’s charitable gifts to eligible educational institutions up to $5,000 per year.

Insurance and Indemnification Contracts

We provide liability insurance for our directors, officers and certain other employees at an annual cost of approximately $5 million. The principal underwriters of coverage, which was renewed in 2005 and extends to June 15, 2006, are Federal Insurance Company and ACE American Insurance Company. We have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as directors of the Company.

The following table provides information on 2005 compensation for non-employee directors.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)
Name*	Total ($)	Cash Compensation ($) (1)	Equity Compensation ($) (2)	All Other Compensation ($) (3)

Martha F. Brooks (4)	168,510	—	156,555	11,955

Samir G. Gibara (5)	164,025	80,000	84,025	—

James A. Henderson (6)	149,858	65,833	84,025	—

W. Craig McClelland (7)	166,508	—	166,508	—

Donald F. McHenry (8)	164,040	43,750	120,290	—

Charles R. Shoemate (9)	130,679	46,654	84,025	—

John F. Turner (10)	132,520	28,387	70,010	34,123

William G. Walter (11)	231,580	—	205,794	25,786

*	Messrs. Weisser and Townsend joined the Board in 2006 and therefore received no compensation in 2005.

Footnotes to Director Compensation Table

(1)	Each non-employee director received an annual cash retainer of $60,000, which may be converted into restricted stock at a 20% premium for the period May 2005—April 2006. Each non-employee director may elect to have all or 50% of the cash retainer paid in restricted stock with a one year vesting period or converted to DSUs to be paid out in cash at retirement. Any cash compensation that is deferred is included in column (d). The DSUs held in non-employee directors’ accounts are credited with dividend equivalents.

(2)	Column (d) includes the value as of December 31, 2005 of the 2,500 shares of stock granted for the period May 2005—April 2006 plus any cash compensation that is deferred. The dollar value of estimated payouts was calculated using a value of $33.61 (IP’s closing stock price on December 30, 2005).

(3)	Represents the annual premium cost of the Director’s Charitable Trust program. The benefit for Messrs. Gibara, Henderson, McClelland, McHenry and Shoemate is fully accrued at this time so there was no annual cost in 2005 for these individuals.

(4)	Ms. Brooks deferred receipt of both the cash and equity components of her compensation, resulting in DSUs valued at $156,555 for the period May 2005—April 2006.

(5)	Mr. Gibara received an additional $20,000 in cash for his service as chairman of the Audit and Finance Committee.

(6)	Mr. Henderson received an additional $5,833 in cash beginning in June 2005 following his appointment as chairman of the Governance Committee.

(7)	Mr. McClelland deferred receipt of both the cash and equity components of his compensation, resulting in DSUs valued at $166,508 for the period May 2005—April 2006. This included $10,000 in DSUs beginning in June 2005 for his service as chairman of the Public Policy and Environment Committee for the period May 2005—April 2006.

(8)	Mr. McHenry did not defer any compensation for the period January 2005 - April 2005 and deferred receipt of 50% of the cash and equity components of his compensation, resulting in DSUs valued at $120,290 for the period May 2005 - April 2006. He also received $3,333 in cash in 2005 for his service as chairman of the Governance Committee for the period January 2005 - April 2005.

(9)	Mr. Shoemate received an additional $6,654 in deferred cash as chairman of the Management Development and Compensation Committee. Mr. Shoemate retired from the Board on December 31, 2005 and received a prorated equity award.

(10)	Mr. Turner joined the Board effective July 11, 2005, and received a prorated equity award for the May 2005 - April 2006 period.

(11)	Mr. Walter deferred receipt of both the cash and equity components of his compensation, resulting in DSUs valued at $205,794 for the period May 2005 - April 2006. This included a prorated equity award made to him in January 2005 following his election to the Board for the period May 2004 - April 2005.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Committee’s Role and Responsibilities

The Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) is responsible for shaping the principles, strategies and compensation philosophy that guide the design of the Company’s employee compensation plans and programs. The Committee is composed entirely of the following independent, non-employee directors of the Board: William G. Walter (Chairman), Martha F. Brooks, Samir G. Gibara, and Donald F. McHenry. James A. Henderson ceased to be a member of the Committee on May 11, 2005. Charles R. Shoemate retired from the Board on December 31, 2005 after more than eleven years of service on the Committee, including serving as the Committee Chairman for the last two years. Mr. Walter was appointed Chairman of the Committee effective January 1, 2006. In 2005, the Committee met five times with 100% attendance at all regularly scheduled meetings.

The Committee determines the compensation of the Company’s elected officers, and makes recommendations to the independent members of the Board on the compensation of the Chairman and Chief Executive Officer (“CEO”), the President, and the non-employee directors. The independent members of the Board approve all compensation actions regard-ing employee and non-employee directors.

The Committee is responsible for developing and then overseeing the Company’s compensation programs to ensure that they embody the Company’s pay-for-performance compensation philosophy, discussed in more detail below under the heading “Compensation Philosophy.” In addition, the Committee has general responsibility for insuring that the Company has in place policies and programs for the development and succession of senior management. Succession planning reviews take place during private sessions of the Board. The Board has delegated authority to the Committee to review and approve any new, or changes to existing, retirement, pension and benefit plans for senior management and to review and approve any significant changes in plan design of the other retirement, pension and benefit plans for salaried employees. A more complete description of the Committee functions and responsibilities is set forth under the heading “Information About Our Corporate Governance: Board Committees—Management Development and Compensation Committee” on page 17.

Compensation Philosophy

The objective of the Company’s compensation programs for salaried employees is to attract and retain top talent. The plans are designed to align, motivate and reward employees for achieving favorable business results. Guided by principles that reinforce the Company’s pay-for-performance philosophy, compensation typically includes base salary and eligibility for annual cash incentives and long-term equity incentives. Eligibility for these incentive awards is based on position level. The payment of cash incentive awards is based on individual, business and Company performance; and payment of long-term equity incentive awards is based solely on Company performance. This pay-for-performance philosophy is designed to improve shareholder return by establishing, and then evaluating actual performance against key performance drivers.

Comparator and Peer Groups

The Committee retains the services of an independent compensation consultant who reports directly to the Committee for the purpose of advising the Committee on compensation matters. Additional compensation consultants are retained by management to assist with analyses and implementation of the various compensation programs. The Committee evaluates compensation data from a group of companies (collectively, the “Comparator Group”), to benchmark the appropriateness and competitiveness of the Company’s compensation programs. The Comparator Group consists of:

Comparator Group

Forest Products and Paper Industry	Large Industrial Companies
• Georgia-Pacific Corporation • Kimberly-Clark Corporation • Weyerhaeuser Company

•   3M Company

•   Alcoa Inc.

•   The Boeing Company

•   Caterpillar Inc.

•   ConAgra Foods Inc.

•   Deere & Company

•   Delphi Corporation

•   Dow Chemical Company

•   E.I. DuPont de Nemours & Co.

•   Emerson Electric Co.

•   FedEx Corporation

•   Goodyear Tire & Rubber Company

•   Honeywell International Inc.

•   Johnson Controls, Inc.

•   Marathon Oil Corporation

•   Raytheon Company

•   United Technologies Corporation

•   Xerox Corporation

The Company’s incentive compensation continues to be based on two key performance drivers, return on investment (“ROI”) and total shareholder return (“TSR”), using two separate peer groups to compare the Company’s ROI performance (the “ROI Peer Group”) and the Company’s TSR performance (the “TSR Peer Group”). These drivers, and the Company’s performance against them, are discussed in more detail below under the headings “Base Salary,” “Annual Cash Incentives,” and “Long-Term Incentives.”

In 2005, the Committee expanded the ROI Peer Group to include 11 forest products and paper industry companies, adding Bowater Inc., M-Real Corporation and SAPPI. Since the Company is competing for investment dollars with a broader group of companies, the Committee also decided to expand the TSR Peer Group to include two basic material companies, Alcan and DuPont, and two S&P indices: the S&P 100 index and the S&P Materials Index. The ROI Peer Group and TSR Peer Group consist of:

2005 and 2006 ROI Peer Group	2005 and 2006 TSR Peer Group

Bowater Inc.

Domtar Inc.

Georgia-Pacific Corporation (only for 2005)

International Paper Company

MeadWestvaco Corporation

M-Real Corporation

Packaging Corporation of America (only for 2006)

SAPPI

Smurfit-Stone Container Corporation

Stora Enso Corporation

UPM Corporation

Weyerhaeuser Company

Alcan Inc.

Alcoa Inc.

Bowater

Domtar Inc.

Dow Chemical Company

DuPont

Georgia-Pacific Corporation (only for 2005)

International Paper Company

MeadWestvaco Corporation

M-Real Corporation

Packaging Corporation of America (only for 2006)

SAPPI

Smurfit-Stone Container Corporation

Stora Enso Corporation

UPM Corporation

Weyerhaeuser Company

S&P 100 Index

S&P Materials Index

In 2006 Georgia-Pacific Corporation, no longer a public company, will be removed from both the ROI Peer Group and TSR Peer Group for the long-term incentive program and the annual cash incentive programs. For purposes of the ROI Peer Group and TSR Peer Group, Georgia-Pacific Corporation will be replaced with Packaging Corporation of America, a manufacturer of containerboard and corrugated packaging.

Executive Compensation Programs

Base Salary

Base salary for the CEO and the other elected officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation by benchmarking salaries paid by the Comparator Group for similar positions. Base salaries are reviewed annually, and adjusted from time to time to recognize individual performance against objectives, promotions and competitive compensation levels. The 2005 salaries paid to the named executive officers are shown in the “Salary” column of the Summary Compensation Table on page 31. In March 2006, the Committee conducted its annual review of senior management’s base salaries. As a result of that review, the Committee and the Board approved merit increases in the salaries of the Company’s named executive officers to the following, effective April 1, 2006: Mr. Faraci ($1,190,000), Mr. Lesko ($568,099), Ms. Parrs ($591,600), and Ms. Smith ($556,200).

Annual Cash Incentives

Annual cash incentives for the CEO and the other elected officers are designed to reward continuous improvement in both financial performance as well as other key performance metrics. The Company’s annual cash incentives are paid in accordance with the Company’s Management Incentive Plan (“MIP”). Each employee’s target opportunity is based on his or her position level, established in reference to skill level, position experience and scope of responsibilities. The amount of payment, in relation to target opportunity, is determined on the basis of Company, business and individual performance.

Annually, the Committee approves the MIP performance objectives and goals for the upcoming year. After year-end results are finalized, the Committee reviews the performance results and approves payment of the awards based on achievement against the approved metrics.

For 2005, the Company achieved its performance goals to fund the MIP at 86.8% of its target. The annual cash incentives paid to the named executive officers are shown in the “Bonus” column of the Summary Compensation Table.

Target payments under MIP were calculated in reference to the following three performance goals:

Return on investment compared to the ROI Peer Group (50% weighting);

Actual ROI improvement, excluding the effects of pricing, compared to planned ROI improvement goals (30% weighting); and

Actual performance for the performance drivers of operational excellence, customers, and people compared to pre-established goals (20% weighting).

Performance goals for 2006 MIP remain unchanged, with the exception that the effects of pricing for the Company’s products will be included in the ROI improvement goal. The Committee will, however, consider whether adjustments may be required in approving final awards for 2006 to take account of the impact of the Company’s announced Transformation Plan on its financial results, including the impact of proceeding with certain divestitures under consideration, and opportunities for redeployment of sale proceeds.

Long-Term Incentives

Each year the Committee reviews and approves the issuance of equity compensation to eligible employees who participate in the programs under the Company’s Long-Term Incentive Compensation Plans (“LTICP”), and makes recommendations for approval by the independent members of the Board with respect to the CEO and the President.

The Company discontinued the stock option program in 2004 for members of executive management, and in 2005 for all other eligible U.S. and non-U.S. employees. As part of this shift in focus away from stock options to performance-based restricted stock, in July 2005 the Company accelerated the vesting of approximately 14 million stock options, representing all of the Company’s outstanding unvested stock options, including the stock options of the Company’s named executive officers. Based on the market value of the Company’s common stock on July 12, 2005, the various exercise prices of all such stock options were above the current market value. As a result of the discontinuance of the stock option program, the Company’s long-term equity compensation for employees is now limited to restricted stock under its Performance Share Plan described below.

Under the Performance Share Plan (contained within the LTICP) (“PSP”), performance shares generally are granted at the beginning of each year and paid at the end of a three-year performance period based on the achievement of defined performance rankings (ROI and TSR, as described above).

For the awards issued to non-senior management under the PSP through 2005, the Company’s performance was measured against the ROI and TSR Peer Groups, weighted as follows:

75% for return on investment, and

25% for total shareholder return.

For the awards issued to certain members of senior management, including the named executive officers (“Senior Management Sub-Group”) the Company’s performance was measured against the same peer groups but, starting in 2004, was equally weighted 50% for return on investment and 50% for total shareholder return, with a maximum payout of 250% if the Company ranks first within both the ROI and TSR Peer Groups. This was intended to further align the Senior Management Sub-Group’s incentives with shareholder return.

For the 2003 - 2005 performance period the Company ranked third of eight in ROI and sixth of eight in TSR compared to the

2003 - 2005 peer group. The Company’s ranking in ROI resulted in a 115.0% achievement of the total targeted award.

Commencing with grants made for the 2004 - 2006 award period, the Committee decided to measure the Company’s achievement of ROI and TSR using a segmented approach for the three-year performance period. Each calendar year, one-fourth of the award is “banked” based on achieving targets for that year, with the final one-fourth determined based on performance of the full three-year period. The Committee believes that this segmented approach helps to mitigate the effects of price volatility on the calculation at the start or end of the full three-year performance period.

For the 2005 - 2007 award period, the Company had to rank at least five out of eleven in ROI and eight out of seventeen in TSR (for the 2004 - 2006 award period, four out of eight in ROI and five out of ten in TSR) in each of the segmented performance periods for performance shares to be awarded at 100% of target. If the Company’s ranking falls below sixth for ROI or tenth for TSR in the 2005 - 2007 award period, or below fifth for ROI or sixth for TSR in the 2004 - 2006 award period, no performance shares will be earned. Performance awards may be reduced if the Company’s actual ROI or TSR is a negative number.

In February 2006, for the Senior Management Sub-Group, the Committee approved the performance achievement, consistent with the weighting described above, for the second segmented measurement period of the 2004 - 2006 PSP award, and the first segmented measurement period of the 2005 - 2007 PSP award, resulting in awards of 71.8% and 85.0% respectively of the targeted award (subject to applicable service requirements).

Other Equity Incentives

The Company has a restricted stock program under the LTICP which is utilized solely for recruitment, retention and special recognition purposes. Awards under this program generally vest based on continued employment. Award sizes and vesting periods vary to allow flexibility as deemed appropriate for each award. The Committee may recommend awards for the CEO for approval by the independent members of the Board. The CEO may recommend awards for elected officers for approval by the Committee. The Committee has also authorized the Senior Vice President of Human Resources, with the approval of the CEO, to approve awards of restricted stock under the program to non-elected officers and other employees as deemed appropriate for specific business reasons.

Stock Ownership Requirements

In January 2003, the Company implemented the following stock ownership requirements based on a multiple of base pay for various officer levels to further align the long-term financial interests of its senior management with those of its shareholders:

CEO	5x base pay
President*	4x base pay
Executive Vice-President	3x base pay
Senior Vice-President	2x base pay
Vice-President	1x base pay

*	The position of President has been eliminated following Mr. Amen’s retirement in March 2006.

Officers are expected to meet these ownership requirements by January 1, 2007, and new officers and officers promoted to a higher level of ownership requirements are expected to comply within four years of election, appointment or promotion, absent unusual circumstances. In addition, officers are prohibited from disposing of more than 20% of their stock ownership position in the Company, excluding stock options, in any one calendar year without the prior approval of the CEO, and, in the case of senior vice-presidents and above, without prior approval of the Committee. On October 11, 2005, the Committee revised the stock ownership requirements to permit officers to diversify their holdings in Company common stock during the 12-month period preceding their retirement.

CEO Compensation

Mr. Faraci’s compensation consists of base salary, annual cash incentive, and long-term equity incentives. The Committee determines and recommends CEO compensation to the independent members of the Board for approval, using methods consistent with those used for other senior executives. Mr. Faraci’s awards under the annual cash incentive and long-term equity incentive programs were paid in accordance with the terms of the Company’s defined performance goals and objectives.

In March 2005, as part of the annual officers’ compensation review, Mr. Faraci’s base salary was increased from $994,000 to $1,125,000 as a result of his performance as well as competitive market salary levels. In March, 2006, on the basis of his performance, Mr. Faraci’s base salary was reviewed and increased to $1,190,000. In 2006, his adjusted base salary was determined to be approximately 91% of the average of the Comparator Group’s CEOs.

In February 2006, Mr. Faraci was awarded an MIP payment of $1,115,700, in accordance with the performance objectives for 2005 MIP set at the beginning of 2005.

In January 2005, Mr. Faraci was granted 209,000 performance shares under the PSP for the 2005 - 2007 award period. Also, pursuant to the new segmented measurement approach for performance shares under the PSP, 39,490 shares were “banked” for the 2005 segment (the second segmented measurement period) of the 2004 - 2006 award period, and 44,413 shares were “banked” for the 2005 segment (the first segmented measurement period) of the 2005 - 2007 award period. These grants will be paid to Mr. Faraci in February 2007 and February 2008, respectively, subject to applicable service requirements. In February 2006, Mr. Faraci was paid 48,875 shares, excluding reinvested dividends, as a result of the achievement of the performance objectives in the 2003 - 2005 performance period. He was also granted 209,000 performance shares under the PSP for the 2006 - 2008 award period. Base salary, annual cash incentive and long-term equity incentive payments for the 2005 performance period are shown in the Summary Compensation Table on page 31.

Perquisites

Mr. Faraci also received certain perquisites during 2005. Those perquisites include personal use of company aircraft, car and driver for safety and security purposes, and financial counseling. The amounts of these perquisites are described in footnote 7 to the Summary Compensation Table on page 31.

Except for those items mandated by the Board in connection with his personal security, the types of perquisites provided to Mr. Faraci were substantially similar to those provided to other executive officers at the level of senior vice president and above.

Change of Control Agreements

On October 11, 2005, following a review by the Committee of comparable market practices, the Board eliminated the form of Change of Control Agreement for Chief Executive Officer and instead, approved a revised, common Change of Control Agreement for the Chairman and Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents and a revised, common Change of Control Agreement for all Vice Presidents. The revised Change of Control Agreements are consistent with the terms of the Board Policy on Change of Control Agreements which permit the Board to reduce payments and benefits under Change of Control Agreements without shareholder approval. These agreements have been filed with the Securities and Exchange Commission as exhibits to Form 8-K, dated October 18, 2005. See “Agreements with Named Executive Officers” on page 37 for a further discussion of these agreements.

Benefits for Retired CEOs

The Company has provided retired Chief Executive Officers of the Company, and of certain acquired companies, with office space and administrative support. In addition, the Company has invited recently retired CEOs to use two Company facilities one time per year as the Company’s guest. The Company reimburses them for tax liability incurred from that use. In 2005, the total value of the use and reimbursement for related taxes by the retired CEOs was approximately $140,000.

Deductibility of Executive Compensation

The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code which allows the Company an income tax deduction for certain compensation exceeding $1,000,000 paid in any taxable year to named executive officers. The Committee believes, however, that it is appropriate to maintain flexibility to make adjustments under the MIP, despite the fact that certain amounts paid to executives in excess of $1,000,000 will not be tax deductible by the Company.

Summary

The Committee believes the Company’s compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees’ interests with those of the Company’s shareholders. The Committee believes that the compensation of the Company’s executives is both appropriate and responsive to the goal of improving shareholder return.

THE MANAGEMENT DEVELOPMENT

AND COMPENSATION

COMMITTEE OF THE BOARD OF DIRECTORS

William G. Walter, Chairman

Martha F. Brooks

Samir G. Gibara

Donald F. McHenry

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer or other employee of the Company served as a member of the Management Development and Compensation Committee and no director who is a member of the Management Development and Compensation Committee is an executive officer of another company where an executive officer of International Paper Company serves on that company’s compensation committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to report ownership and changes in ownership of Company stock to the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Copies of these reports must also be furnished to the Company.

Each of the following four individuals, who were subject to Section 16(a) reporting, inadvertently omitted to report a transaction, which was subsequently reported in a Form 4: February 9, 2005 by Robert J. Eaton, Retired Director, subsequently reported on March 3, 2005; March 11, 2005 by Jerome N. Carter, SVP—Human Resources, subsequently reported on March 17, 2005; March 14, 2005 by Richard B. Lowe, Vice President—Xpedx, subsequently reported on March 17, 2005; and August 10, 2005 by W. Dennis Thomas, Retired SVP—Communications and Public Affairs, subsequently reported on August 31, 2005. A report of stock ownership filed by Maximo Pacheco, SVP and President—International Paper do Brasil, on May 20, 2005 inadvertently omitted to report ownership of 2,055 shares, which was reported in an amended Form 3 on May 23, 2005.

PERFORMANCE GRAPH

The following graph compares a $100 investment in Company stock on December 31, 2000 with a similar investment in two peer groups and the S&P 500. The graph portrays total return, 2000 - 2005, assuming reinvestment of dividends.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN FIVE YEARS ENDED DECEMBER 31, 2005*

	2000	2001	2002	2003	2004	2005
International Paper	100	101	90	114	114	94
S&P 500	100	88	69	88	98	103
ROI Peer Group	100	106	106	130	145	134
Peer Group	100	106	99	125	136	119

The Company believes that the consolidation and privatization of companies in our industry has caused the Peer Group used in prior years for our Performance Graph to no longer be the most accurate benchmark against which to measure our performance. Last year’s Peer Group included Georgia-Pacific Corporation, MeadWestvaco Corporation, Smurfit-Stone Container Corporation, and Weyerhaeuser Company. Georgia-Pacific Corporation has been excluded from the Peer Group as a result of its sale in 2005 to Koch Industries, Inc., a privately held company. In addition, since the Company is competing for investment dollars with a broader group of companies, the ROI Peer Group has been added to the Performance Graph. The ROI Peer Group is our 2005 and 2006 ROI Peer Group used for incentive compensation purposes and described under “Report of the Management Development and Compensation Committee of the Board of Directors—Comparator and Peer Groups” on page 25. The Company feels that the use of the ROI Peer Group will result in a far more accurate benchmark against which to measure our performance.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

The compensation of the CEO, who is also a director of the Company, is first reviewed by the Management Development and Compensation Committee, and recommended to the independent members of the Board for their approval. The compensation of the Company’s executive officers is approved by the Management Development and Compensation Committee. The following tables set forth information with respect to the Chief Executive Officer and the next four most highly compensated executive officers of the Company for the years 2003 - 2005.

SUMMARY COMPENSATION TABLE
Long-Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Position	Year	Salary ($) (1)	Bonus ($) (2)	Other Annual Compensation ($) (3)	Restricted Stock Awards ($) (4)	Options (#) (5)	LTIP Payouts ($) (6)	All Other Compensation ($) (7)
John V. Faraci Chairman of the Board and Chief Executive Officer	2005 2004 2003	1,092,250 984,333 690,000	1,115,700 1,415,200 815,000	— 2,457,212 —	— — 1,377,250	— 8,000 101,000	2,135,359 1,392,036 767,393	370,604 305,421 119,513
Robert M. Amen* President (retiring 3/31/06)	2005 2004 2003	804,812 725,500 562,500	616,500 782,000 410,300	53,908 — 1,478,493	— — 590,250	— 26,826 71,500	1,034,043 715,866 628,922	124,809 94,491 94,821
Newland A. Lesko Executive Vice President, Manufacturing and Technology	2005 2004 2003	545,541 532,000 483,750	449,500 495,100 273,600	— — —	— — —	— 4,000 66,500	538,291 540,130 542,149	83,943 70,823 79,943
Marianne M. Parrs Executive Vice President and Chief Financial Officer	2005 2004 2003	558,189 512,433 502,025	424,500 405,300 233,400	— — —	— — —	— — 55,000	488,125 509,564 534,409	72,181 63,030 73,636
Maura A. Smith Senior Vice President, General Counsel and Corporate Secretary	2005 2004 2003	511,663 481,333 358,049	374,500 430,300 660,100	516,013 — 87,274	— — 173,150	— — 65,000	459,932 459,223 467,608	34,184 26,701 37,994

Footnotes to the Summary Compensation Table

(1)	Salary paid in 2005, 2004 and 2003 includes amounts deferred.

(2)	MIP awards paid in 2006, 2005 and 2004 attributable to 2005, 2004 and 2003, respectively, include amounts deferred. Amount in 2005 for Ms. Parrs also includes a one-time cash award as recognition for her role as interim Chief Financial Officer. Amount in 2003 for Ms. Smith also includes a one-time new hire bonus.

(3)	The amounts for Mr. Faraci in 2004 and Mr. Amen in 2005 and 2003 represent items related to their expatriate assignments in New Zealand and Belgium, respectively, and their subsequent return to the U.S. Such amounts also include imputed income generated from the Company’s payment of third party loans on behalf of Mr. Faraci and Mr. Amen related to their overseas assignments. Amounts in 2005 and 2003 for Ms. Smith relate to relocation expenses in connection with moves from Connecticut to Tennessee and Ohio to Connecticut, respectively, including gross-ups.

(4)	The amounts represent time-based restricted stock awards of 35,000, 15,000 and 5,000 shares granted in 2003 to Messrs. Faraci and Amen and Ms. Smith, respectively, under the LTICP. Such amounts were valued using the closing price of Company stock on the day before the grant.

The original terms of the grants for Messrs. Faraci and Amen provided that the restricted stock would vest and the restrictions would be lifted on November 1, 2008 (the fifth anniversary of the date of grant). On October 11, 2005, the independent members of the Board modified the terms, to provide that 20% of the stock would vest and be free of restrictions on each anniversary of the grant. As a result, 20% of the shares (7,000 for Mr. Faraci, and 3,000 for Mr. Amen) vested immediately. The remaining shares will vest at the rate of 20% per year commencing on November 1, 2005, subject to continued employment. The restricted stock award granted to Ms. Smith will vest and the restrictions will be lifted on March 31, 2006.

Restricted performance shares awarded in 2005 under the LTICP but not yet vested as of December 31, 2005 are disclosed in the table titled “Long Term Incentive Plans-Awards During 2005” and are disclosed in column (h) of the Summary Compensation Table in the year they vest.

The number and dollar value of restricted stock holdings (including dividends) at December 31, 2005 are as follows:

	Restricted Stock (# of shares)	Dollar Value ($)
John V. Faraci	519,840	17,471,822
Robert M. Amen	246,250	8,276,463
Newland A. Lesko	99,611	3,347,926
Marianne M. Parrs	137,638	4,626,013
Maura A. Smith	92,392	3,105,295

These numbers include the restricted stock portion of the tandem awards of restricted stock/options made to certain individuals under the Executive Continuity Awards. Dividends are earned on restricted shares, reinvested in restricted shares and paid to the individuals when the shares vest.

(5)	The Company’s stock option program has been terminated and therefore there are no option grants or reloads granted to the named executive officers in 2005. The amounts in 2003 and 2004 include replacement options if applicable.

(6)	LTICP payouts in 2005 include the value of the restricted performance shares which vested on December 31, 2005 (including accrued dividends). Amounts in 2005 also include the time-based restricted stock for Messrs. Faraci and Amen which vested in 2005.

LTICP payouts in 2004 include the value of the restricted performance shares which vested on December 31, 2004 (including accrued dividends).

LTICP payouts in 2003 include the value of the restricted performance shares which vested on December 31, 2003 (including accrued dividends).

(7)	Totals for 2005 represent (a) Company contributions to the Salaried Savings Plan and the Deferred Compensation Savings Plan, (b) cost of group life insurance, (c) premium payments grossed up for taxes for the Executive Supplemental Insurance Plan (ESIP), (d) personal use of Company aircraft and (e) other (the letters correspond to the items below):

	(a)	(b)	(c)	(d)	(e)
John V. Faraci	$118,108	$11,014	$62,998	$159,708	$18,776
Robert M. Amen	74,547	8,050	42,212	—	—
Newland A. Lesko	47,755	8,249	27,939	—	—
Marianne M. Parrs	45,087	8,067	19,027	—	—
Maura A. Smith	10,080	2,688	21,416	—	—

The Company’s ESIP provides certain employees, including named executive officers, with an individually owned permanent life insurance policy. The amounts included in column (c) for the named executive officers includes the entire cost of the premium grossed-up to cover income taxes due on the premiums. The pre-retirement death benefit is two times annual salary and post-retirement is one times final salary.

The executives are permitted to make voluntary premium contributions to pre-fund additional post-retirement coverage. The death benefit remains in effect to age 95 unless altered or canceled by the participant.

The value of personal use of Company aircraft is determined based upon the per mile variable cost of operating the aircraft. Amounts for personal use of Company aircraft by Mr. Faraci are included in the table, although the Board has required him to use the Company aircraft for all travel for safety and security reasons. In 2004, a change in the valuation methodology was made from prior years in which the cost of personal use of Company aircraft had been calculated using the Standard Industrial Fare Level (SIFL) tables found in the tax regulations.

The Company has shifted the focus of its long-term incentives away from stock options to performance-based restricted stock with the discontinuation of the stock option program. The table below sets out the information on options exercised in 2005 and options outstanding under the prior stock option program as of December 31, 2005.

AGGREGATED OPTION EXERCISES IN 2005 AND DECEMBER 31, 2005 OPTION VALUES
(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at 12/31/05(#)(1)		Value of Unexercised In-the-Money Options at 12/31/05($)(1)

Name			Exercisable (3)	Unexercisable	Exercisable (2)	Unexercisable (2)

John V. Faraci	—	—	304,000	—	199,133	—
Robert M. Amen	—	—	262,826	—	40,125	—
Newland A. Lesko	—	—	226,500	—	166,945	—
Marianne M. Parrs	—	—	262,000	—	166,945	—
Maura A. Smith	—	—	65,000	—	—	—

Footnotes to the 2005 Option Exercise Table

(1)	Options granted as part of the tandem awards of restricted stock/options made as Executive Continuity Awards are not included.

(2)	Total value of options (market value minus exercise price) based on fair market value of Company stock of $33.61, as of December 30, 2005.

(3)	Effective July 12, 2005, the Company accelerated the vesting of all unvested stock options and, as a result, all options are exercisable.

The table below sets out information on Long-Term Incentive Plan Awards granted to the named executive officers during 2005.

LONG-TERM INCENTIVE PLANS—AWARDS DURING 2005

(a)	(b)	(c)	(d)	(e)	(f)
			Estimated Future Payouts
Name	Number of Shares (#)	Performance Period or Period Until Payout	under Non-Stock Price-Based Plans (1)

			Threshold	Target	Maximum
			($) (2)	($) (3)	($) (4)

John V. Faraci	209,000	01/01/05-12/31/07	—	7,024,490	17,561,225

Robert M. Amen (5)	89,800	01/01/05-12/31/07	—	3,018,178	7,545,445
	12,856	01/01/04-12/31/06	—	432,090	1,080,225
	2,556	01/01/03-12/31/05	—	85,907	214,768

Newland A. Lesko	46,600	01/01/05-12/31/07	—	1,566,226	3,915,565

Marianne M. Parrs	41,100	01/01/05-12/31/07	—	1,381,371	3,453,428

Maura A. Smith	41,100	01/01/05-12/31/07	—	1,381,371	3,453,428

Footnotes to the Long-Term Incentive Plans

(1)	The dollar value of estimated payouts was calculated using a value of $33.61 (the Company’s closing stock price on December 30, 2005).

(2)	For the 2005 - 2007 performance period, if the Company ranks seventh or lower of eleven for the ROI peer group and eleventh or lower of seventeen for the TSR peer group, the plan will not pay any amount.

(3)	For the 2005 - 2007 performance period, if the Company ranks fifth of eleven for the ROI peer group and eighth of seventeen for the TSR peer group, the plan will pay at 100% of Target.

(4)	Up to 250% of the award is paid out if the Company ranks 1st within the ROI and TSR peer groups.

(5)	Mr. Amen received pro rata grants in 2005 for the 2005 and 2006 payout periods to take account of position level increases. These awards are paid at the end of the three-year performance period based on the achievement of defined performance objectives. Upon retirement from the Company in March 2006, Mr. Amen will be eligible to receive shares prorated based on the number of months employed during each segmented measurement period. The amount of shares that will be paid at the end of each three-year performance period is based on actual Company performance.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about outstanding equity awards and the number of securities available for future issuance under the Company’s Long-Term Incentive Compensation Plan and the Company’s Restricted Stock Plan for Non-Employee Directors.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	41,581,598(1)	$39.49	21,119,170
(1)	Amount does not include 73,836 shares to be issued under the plan of an acquired company. No additional shares may be granted under this plan.

RETIREMENT BENEFITS

Retirement Benefits for Salaried Employees

The Company provides retirement benefits to salaried employees under the Pension Plan, the Pension Restoration Plan for Salaried Employees, the Salaried Savings Plan and the Deferred Compensation Savings Plan.

The pension plans are described below. A participant’s pension benefits are based on (i) years of service, (ii) pensionable remuneration and (iii) applicable pension formula. The definition of pensionable remuneration varies by plan.

Pension Plan: a funded, qualified plan covering all salaried employees hired prior to July 1, 2004, which provides regular pension benefits calculated at the rate of 1.67% of the participant’s five-year average compensation multiplied by years of service, reduced by a portion of Social Security benefits. Under this plan, pensionable remuneration means salary and cash bonus up to the IRS maximum compensation limit.

In lieu of pension benefits, those employees hired on or after July 1, 2004, are eligible for a retirement savings account in the Salaried Savings Plan and Deferred Compensation Savings Plan, which is 100% company-funded.

Pension Restoration Plan for Salaried Employees: an unfunded, non-qualified plan covering salaried employees hired prior to July 1, 2004, which provides supplemental retirement benefits to restore the full pension benefit where benefits under the Pension Plan are limited by the Internal Revenue Code. Under this plan, pensionable remuneration means salary and cash bonus in excess of the IRS maximum compensation limit plus compensation deferred under the Deferred Compensation Savings Plan and awards deferred under the Management Incentive Plan (“MIP”).

Supplemental Retirement Benefits for Senior Executives

The Company also provides pension benefits to senior executives under an unfunded, non-qualified plan, the Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”) as described below.

SERP participants generally include Senior Vice Presidents and above, as designated by the CEO. SERP participants, who retire after meeting the applicable age and service requirements, may receive supplemental pension benefits determined under one of three SERP formulas based on the participant’s date of hire and date of eligibility for SERP participation.

SERP Formula A: This formula is used to calculate SERP benefits for SERP participants eligible to participate in the SERP prior to July 1, 2004. For a senior executive covered by SERP Formula A, the pension will be the greater of (i) the pension determined under the SERP Formula A or (ii) the sum of the pensions determined under the Pension Plan and Pension Restoration Plan. The SERP formula is the greater of (i) 3.25% of eligible compensation times years of service (not to exceed 50% of eligible compensation), reduced by a portion of Social Security benefits, or (ii) 25% of eligible compensation. Eligible compensation (pensionable remuneration) is the sum of (a) the participant’s highest annual base salary during any of the three years prior to retirement and (b) the participant’s target annual incentive award under the MIP for the year of retirement. The benefit payable under the SERP is reduced by the benefits payable under the Pension Plan and the Pension Restoration Plan.

The SERP benefit vests upon the participant’s attainment of age 62 with five years of service or age 61 with 20 years of service. The Management Development and Compensation Committee, at its discretion, may vest a participant who is at least age 55 with at least five years of service.

The SERP benefit is normally paid on the later of January 1 or six months following a participant’s retirement from the Company and is subject to reduction for early retirement. The normal form of payment is a lump sum payment. Alternatively, a participant may elect an annuity form of payment provided the election is made at least 12 months before the participant’s normal payment date and the annuity commences at least five years after the normal payment date. Generally, the lump sum pay -

ment is determined using a discount rate based on the municipal bond rate in effect on December 31 prior to the payment date. Participants who have attained age 61 have the right to lock in an interest rate prior to retirement.

Effective January 1, 2005 the SERP was amended and restated to provide a market-competitive SERP for employees who become eligible to participate in the SERP on or after July 1, 2004.

SERP Formula B: This formula is used for SERP participants hired prior to July 1, 2004 and first eligible to participate in the SERP on and after July 1, 2004. The SERP Formula B provides for a lump sum payment of the participant’s benefit accrued under the Pension Restoration Plan in lieu of an annuity; it does not provide any additional pension benefit. The SERP benefit vests upon the participant’s attainment of age 55 with five years of service.

The timing and form of payment are the same as SERP Formula A except that a participant has the right to lock in an interest rate used to determine the amount of the lump sum payment, provided the participant announces retirement at least 12 months prior to his or her retirement date.

SERP Formula C: This formula is used to calculate SERP benefits for SERP participants hired and eligible to participate in the SERP on or after July 1, 2004. Under this formula, the SERP benefit is the amount the participant would have accrued under the Pension Plan and Pension Restoration Plan if eligible to participate in those plans, offset by the participant’s retirement savings account balances in the Salaried Savings Plan and Deferred Compensation Savings Plan. The SERP benefit vests upon the participant’s attainment of age 55 with five years of service.

The timing and form of payment are the same as SERP Formula B.

The SERP was also amended and restated, effective January 1, 2005, to comply with the provisions of the American Jobs Creation Act relating to the timing and form of payment of deferred compensation. The SERP was later amended on February 14, 2006 to allow (i) eligible participants to take advantage of any Section 409A transitional relief, including the election of prior forms of benefit payment, and (ii) the Company to pay a retiring participant’s portion of the FICA tax on the SERP benefit, with a corresponding reduction in the participant’s SERP benefit. These amendments apply to all three SERP formulas.

The following table shows the total estimated annual pension payable upon retirement at age 65, calculated on a single life annuity basis.

	Creditable Years of Service
Pensionable Remuneration	1-7		8		9		10		15	20	25	30	35	40
$100,000	$25,000	*	$25,000	*	$25,000	*	$25,000	*	$37,407	$38,366	$38,366	$38,466	$46,816	$55,166
$200,000	$50,000	*	$50,000	*	$51,694		$57,438		$86,157	$88,366	$88,366	$88,566	$105,266	$121,966
$300,000	$75,000	*	$75,000	*	$80,944		$89,938		$134,907	$138,366	$138,366	$138,666	$163,716	$188,766
$350,000	$87,500	*	$87,500	*	$95,569		$106,188		$159,282	$163,366	$163,366	$163,716	$192,941	$222,166
$400,000	$100,000	*	$100,000	*	$110,194		$122,438		$183,657	$188,366	$188,366	$188,766	$222,166	$255,566
$600,000	$150,000	*	$150,000	*	$168,694		$187,438		$281,157	$288,366	$288,366	$288,966	$339,066	$389,166
$800,000	$200,000	*	$201,950		$227,194		$252,438		$378,657	$388,366	$388,366	$389,166	$455,966	$522,766
$1,000,000	$250,000	*	$253,950		$285,694		$317,438		$476,157	$488,366	$488,366	$489,366	$572,866	$656,366
$1,500,000	$375,000	*	$383,950		$431,944		$479,938		$719,907	$738,366	$738,366	$739,866	$865,116	$990,366
$2,000,000	$500,000	*	$513,950		$578,194		$642,438		$963,657	$988,366	$988,366	$990,366	$1,157,366	$1,324,366
$3,000,000	$750,000	*	$773,950		$870,694		$967,438		$1,451,157	$1,488,366	$1,488,366	$1,491,366	$1,741,866	$1,992,366
$4,000,000	$1,000,000	*	$1,033,950		$1,163,194		$1,292,438		$1,938,657	$1,988,367	$1,988,367	$1,992,366	$2,326,366	$2,660,366
*	For all earnings levels in years 1 through 7, and for lower earnings levels in years 8, 9 and 10, the minimum benefit of 25% of eligible compensation applies.

Pension Benefits for Named Executive Officers: The estimated annual pension benefits for each of the named executive officers at age 65 can be determined by matching the years of service at age 65 and pensionable remuneration in the table below with the table set forth above. This assumes each officer continues to work until age 65 and the pensionable remuneration remains the same.

Name	Current Years of Service	Years of Service at Age 65	Pensionable Remuneration ($)
Mr. John V. Faraci	31.33	40.50	2,377,650
Mr. Robert M. Amen*	25.25	NA	1,515,112
Mr. Newland A. Lesko	38.58	42.75	977,041
Ms. Marianne M. Parrs	31.33	34.50	1,039,689
Ms. Maura A. Smith	2.83	17.67	943,163
*	Mr. Amen’s pension will be paid pursuant to the terms of the SERP Formula A and will be reduced to reflect his early retirement.

As the SERP benefits under the SERP Formula A cannot exceed 50% of a participant’s eligible compensation reduced by the Social Security offset, long-service employees (in most cases, those with more than 30 years of service) may receive no benefit from the SERP. Messrs. Faraci and Lesko and Ms. Parrs, all of whom have more than 30 years of service, will most likely receive their entire pension benefits under the Pension Plan and Pension Restoration Plan with no benefit from the SERP.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Change of Control Agreements

The Company has agreements with certain officers, including the named executive officers of the Company, providing for payments and other benefits if there is a “change of control” (as defined in each such agreement) of the Company. The Board of Directors reviewed the Company’s change of control program during 2005. As a result of that review, in October 2005 the Board of Directors modified the program by eliminating the separate form of change of control agreement for the Chief Executive Officer and by reducing the benefits provided in the change of control agreements with all officers.

The following describes the change of control agreements with all senior vice presidents and above, including the named executive officers. Upon a change of control any forfeiture and similar provisions related to restricted stock will lapse, all performance goals applicable to any performance-based awards which if not determinable will be deemed to have been fully satisfied and each executive continuity award and other long-term award will become fully vested and, if applicable, fully exercisable.

In addition, following the change in control, if an officer’s employment is terminated (i) by the Company or its successor, other than for cause, disability or retirement, or (ii) by the officer, if there is an adverse change in, among other things, the officer’s duties or responsibilities, compensation, benefits or office location of more than 50 miles, then the officer will receive:

(a)	continuation of medical and dental insurance coverage until the earlier of the third anniversary of the termination or eligibility to join a comparable plan sponsored by another employer;

(b)	retiree medical coverage to those eligible to participate on the date of termination;

(c)	a lump-sum payment equal to base salary through termination, an amount in cash equal to the value of any earned but unused vacation, and unpaid short-term annual incentive compensation for the year preceding termination;

(d)	a lump-sum payment equal to his or her short-term annual incentive compensation for the year in which the termination occurs, which if not determinable will be determined as if the applicable performance goals were satisfied, and prorated to reflect the actual number of days elapsed during the year;

(e)	a lump-sum payment equal to:

(i)	his or her annualized base salary at termination together with his or her target short-term incentive compensation for the year in which the termination occurs, multiplied by the number “three”; and

(ii)	an amount necessary to offset any federal excise tax on all payments received under the agreement, unless the aggregate value of all such payments are less than 115% of his or her base amount, multiplied by the number “three”, in which case such payments will be reduced to avoid any such federal excise tax; and

(f)

a lump-sum payment as if eligible for retirement equal to the highest of: (i) his or her benefits under the Company’s SERP Change in Control Benefit (as defined below), (ii) his or her benefits under the SERP as if there had not been a change of control but as if he or she were credited with an additional three years of age and three years of service or (iii) his or her benefits under the Company’s Retirement Plan as if he or she were credited with an additional three years of age and three years of service. The SERP provides that if a change of control of the Company occurs, the employee’s supplemental benefit under the plan will vest immediately and the minimum benefit will be increased from 25% to 50% of the employee’s compensation defined in the plan (“SERP Change in Control Benefit”).

Retirement Agreement with Robert M. Amen

Robert M. Amen, President, will retire from the Company effective March 31, 2006, after more than 25 years of service. In recognition of his service and past accomplishments, the Company entered into a Retirement Agreement with Mr. Amen (the “Retirement Agreement”), dated March 21, 2006. In addition to the benefits described below, the Retirement Agreement reflects the exercise of discretion by the Committee pursuant to the SERP to permit Mr. Amen to vest in his accrued retirement benefits under the SERP and retire prior to age 60. Pension benefits will be paid to Mr. Amen in a lump sum in January 2007.

The Retirement Agreement provides that Mr. Amen will receive the payments and benefits available to departing employees under the employee benefit plans in which the employee participated at the time of departure, which results in payment upon retirement of approximately $800,000.

The Retirement Agreement also accelerates the vesting of 17,000 shares of restricted stock of the Company (and related accrued dividends). These shares represent a portion of an Executive Continuity Award granted to Mr. Amen on January 11, 1994. All other unvested restricted stock held by Mr. Amen will be forfeited upon his retirement.

Pursuant to the Retirement Agreement, the Company will continue the medical and dental coverage currently made available for Mr. Amen and his dependents until the earlier of the first anniversary of his retirement or the first date more than six months after his retirement that he becomes eligible for coverage under another group health plan. Additionally, the Company has reimbursed Mr. Amen for the $50,000 deposit he forfeited to a home builder in Memphis, Tennessee, upon termination of a home purchase agreement and related liquidated damages and attorney’s fees of $34,357. These amounts were grossed up for tax purposes.

Under the Retirement Agreement, Mr. Amen has agreed that, for a period of one (1) year from his retirement date, he will not work for, or render services to, certain competitors of the Company. The Company has agreed to delete Section 3 of the Confidentiality and Non-Competition Agreement, dated March 24, 2003, between the Company and Mr. Amen, which had previously set forth the terms of Mr. Amen’s non-competition agreement. All payments and benefits provided under the Retirement Agreement are subject to a general release of claims by Mr. Amen.

REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit and Finance Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2005.

The Audit and Finance Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. The Audit and Finance Committee’s responsibilities are more fully described in its charter, which is accessible on the Company’s website at www.internationalpaper.com under the Investors tab at the top and then the Governance tab on the right.

In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed the Company’s annual audited and quarterly consolidated financial statements for the 2005 fiscal year with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. The Audit and Finance Committee has discussed with Deloitte, the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees”, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. In addition, the Audit and Finance Committee has received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Deloitte its independence from the Company and its management. The Audit and Finance Committee has also considered whether the provision of non-audit services by Deloitte is compatible with maintaining the audit’s independence. The Audit and Finance Committee meets on a regular basis privately in separate executive sessions with certain members of senior management, and Deloitte. Each of the members of the Audit and Finance Committee qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2005. The Committee has selected and the Board of Directors has approved, subject to shareholder ratification, the appointment of the Company’s independent auditor.

Audit and Finance Committee:

Samir G. Gibara, Chairman

Martha F. Brooks

William G. Walter

Alberto Weisser

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee is responsible for recommending the Company’s independent registered public accounting firm, and has evaluated the qualifications, performance and independence of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (“Deloitte”). Based on this evaluation, the Audit and Finance Committee has recommended, and the Board has approved, Deloitte as the Company’s independent auditor for 2006, subject to shareholder ratification.

Deloitte’s reports on the consolidated financial statements for each of the three fiscal years in the period ended December 31, 2005, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Fees Paid To Our Independent Registered Public Accounting Firm

The Board of Directors engaged Deloitte to perform an annual integrated audit of the Company’s financial statements, which includes an audit of the Company’s internal control over financial reporting, for the years ended December 31, 2004 and 2005. The total fees paid to Deloitte follow (in thousands):

	2004	2005
Audit Fees	$13,763	$19,879
Audit-Related Fees (1)	$2,941	$2,960
Tax Fees	$2,724	$1,393
All Other Fees	235	48

Deloitte
Total Fees	$19,663	$24,280

(1)	Pursuant to SEC guidance issued in 2005, audit-related fees include fees paid by the pension plan to Deloitte. The audit-related fees for 2004 have been restated to include those amounts as well. Previously, only those fees paid by the Company to Deloitte in connection with the audit of the Company’s pension plan were included.

Services Provided by Deloitte

All services rendered by Deloitte are permissible under applicable laws and regulations, and are pre-approved by the Audit and Finance Committee. Pursuant to rules adopted by the SEC, the fees paid to Deloitte for services provided are presented in the table above under the following categories:

1)	Audit Fees—These are fees for professional services performed by Deloitte for the audit and review of our annual financial statements that are normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and other services related to SEC matters. Audit fees in both years include amounts related to the audits of the effectiveness of internal control over financial reports.

2)	Audit-Related Fees—These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit and compensation plan audits; accounting consultations on divesti- tures and acquisitions; attestations by Deloitte that are not required by statute or regulation; consulting on financial accounting and reporting standards; and consultations on in- ternal controls and quality assurance audit procedures related to new or changed systems or work processes.

3)

Tax Fees—These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes consultations on preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related”

items. Deloitte has not provided any services related to tax shelter transactions nor has Deloitte provided any services under contingent fee arrangements.

4)	All Other Fees—These are fees for other permissible work performed by Deloitte that do not meet the above category descriptions. The services relate to various engagements that are permissible under applicable laws and regulations, which are primarily related to assistance with, and development of, training materials.

The Audit and Finance Committee has adopted “Guidelines of International Paper Company Audit and Finance Committee for Pre-Approval of Independent Auditor Services,” which is included with this proxy statement as Appendix A.

Appendix A

GUIDELINES OF INTERNATIONAL PAPER COMPANY

AUDIT AND FINANCE COMMITTEE

FOR PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit and Finance Committee has adopted the following guidelines regarding the engagement of the Company’s principal independent auditor to perform services for the Company:

For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Audit and Finance Committee with a draft audit plan and related engagement letter following the auditor’s re-appointment, which normally occurs in March each year, outlining the scope of the audit services proposed to be performed for that calendar year, along with estimated fees. If agreed to by the Audit and Finance Committee, the audit plan and engagement letter will be finalized and formally accepted by the Audit and Finance Committee at its May meeting.

For non-audit services (i.e., audit-related, tax and all other services), Company management will submit to the Audit and Finance Committee for pre-approval (during December each year) the list of non-audit services that it recommends the Audit and Finance Committee engage the independent auditor to provide for the next calendar year. Company management and the independent auditor will each confirm to the Audit and Finance Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a range of estimated non-audit service spending for the fiscal year will be provided. The Audit and Finance Committee will approve both the list of permissible non-audit services and the range of permissible spending for such services. The Audit and Finance Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process and the actual fees related thereto.

To ensure prompt handling of unexpected matters, the Audit and Finance Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and related fees up to $100,000. The Chair will report action taken to the Audit and Finance Committee at the next Audit and Finance Committee meeting.

Management and the independent auditor will work together to ensure that all audit and non-audit services provided to the Company have been approved by the Audit and Finance Committee. The Vice President—Finance and Controller will be responsible for tracking all services provided by the independent auditor and the related fees for such services and periodically report to the Audit and Finance Committee. Annually, a report is prepared for the Audit and Finance Committee which lists all services performed and the related fees for review, approval and inclusion in the Proxy.

A-1

400 Atlantic Street

Stamford, Connecticut 06921

Printed on Accent® Opaque 40# Smooth Finish, made by our employees at the Ticonderoga Mill.

INTERNATIONAL PAPER COMPANY C/O MELLON INVESTOR SERVICES P.O. BOX 3500 SOUTH HACKENSACK, NJ 06921

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, May 7, 2006, except that plan participants must provide voting instructions on or before May 4, 2006. Have your proxy card in hand when you access the web site and follow the instructions on that site.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by International Paper Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 7, 2006, except that plan participants must provide voting instructions on or before May 4, 2006. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Paper Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. Voting instructions provided by plan participants must be received by May 4, 2006.

If you or your proxy are planning to attend the annual meeting of shareholders on May 8, 2006, please check the box in the space indicated on the proxy card below, or so indicate when you vote by Internet or phone, and an admittance card will be available, upon showing photo identification, at the meeting.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	INTRP1	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL PAPER COMPANY

Vote On Directors

The Board of Directors recommends a vote “FOR” Item 1. - Election of the following Nominees as Directors:					To withhold authority to vote, mark “For All Except” and write the nominee’s number(s) on the line below.
		For All	Withhold All	For All Except
Class I Director (1-year term): 01) John L. Townsend, III	è	☐	☐	☐
Class II Directors (2-year term): 02) John F. Turner, 03) Alberto Weisser
Class III Directors (3-year term): 04) John V. Faraci, 05) Donald F. McHenry, 06) William G. Walter

				The Board of Directors recommends a vote “AGAINST”:	For	Against	Abstain
Vote On Proposals						ê
The Board of Directors recommends a vote “FOR”:	For	Against	Abstain	Item 3. - Proposal relating to majority voting for directors.	☐	☐	☐
ê
Item 2. - Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2006.	☐	☐	☐	Item 4. - Proposal relating to sustainable forestry.	☐	☐	☐
				Item 5. - Proposal relating to annual election of directors.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy/voting instruction card, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy/voting instruction card will be voted For Items 1 and 2 and Against Items 3, 4 and 5, or if you are a participant in one or of the plans shown on the reverse side of this proxy/voting instruction card, the shares will be voted by the Trustee in its discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Yes	No		Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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INTERNATIONAL PAPER COMPANY

SHAREHOLDERS’ PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

ANNUAL MEETING OF SHAREHOLDERS - MONDAY, MAY 8, 2006

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL PAPER COMPANY AND THE TRUSTEES OF THE PLANS LISTED BELOW, FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS, TO BE HELD ON MAY 8, 2006 AND AT ANY ADJOURNMENT THEREOF.

If you are a registered shareholder, by submitting this proxy you are appointing John V. Faraci, Marianne M. Parrs and Maura A. Smith, jointly or individually, as proxies, with power of substitution, to vote all shares you are entitled to vote at the Annual Meeting of Shareholders on May 8, 2006, and any adjournment thereof. If no direction is made on the reverse side, this proxy will be voted FOR Item 1, the election of Class I, Class II and Class III Directors, FOR Item 2, ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2006, AGAINST Item 3, shareholder proposal relating to majority voting for directors, AGAINST Item 4, shareholder proposal relating to sustainable forestry and AGAINST Item 5, shareholder proposal relating to annual election of directors, the proxies are authorized to vote upon such other business as may properly come before the meeting.

If you are a participant in either the International Paper Company Salaried Savings Plan or the International Paper Company Hourly Savings Plan, by signing this proxy/voting instruction card, you are instructing your Trustee to vote the shares of common stock in accordance with your voting instructions. The Trustee under each of the plans has authorized Automatic Data Processing (ADP) as an agent to tabulate the votes. Any shares held by the Trustee for which it has not received voting instructions by May 4, 2006, will be voted by the Trustee in its discretion. Plan Participants may attend the meeting but may only vote these shares by submitting voting instructions on or prior to May 4, 2006.

The proxies are instructed to vote as indicated on the reverse side. This proxy revokes all prior proxies given by you. Please sign on the reverse side exactly as name or names appear there. If shares are held in the name of joint holders, each should sign. If you are signing as trustee, executor, etc., please so indicate.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)